   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1998.
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------
                             WEBTRENDS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               OREGON                                7372                             93-1123283
   (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                          621 SW MORRISON, SUITE 1300
                             PORTLAND, OREGON 97205
                                 (503) 294-7025
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                SUSAN E. KIPPER
                             LAWCO OF OREGON, INC.
                        1211 SW FIFTH AVENUE, SUITE 1500
                             PORTLAND, OREGON 97204
                                 (503) 727-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                ROY W. TUCKER                                 ROBERT P. LATTA
                NEIL NATHANSON                              ALISANDE M. ROZYNKO
                  J.T. YOUNG                               CHRISTIAN E. MONTEGUT
               PERKINS COIE LLP                    WILSON SONSINI GOODRICH & ROSATI, P.C.
       1211 SW FIFTH AVENUE, 15TH FLOOR                      650 PAGE MILL ROAD
            PORTLAND, OREGON 97204                          PALO ALTO, CA 94304
                (503) 727-2000                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS                                 PROPOSED MAXIMUM                    AMOUNT OF
OF SECURITIES TO BE REGISTERED                 AGGREGATE OFFERING PRICE(1)          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share........           $30,000,000                       $8,340
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

                           -----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INITIAL PUBLIC OFFERING
PROSPECTUS

                                      SHARES OF COMMON STOCK

               $                  TO $                  PER SHARE

                                      LOGO

     This is an initial public offering of WebTrends Corporation common stock.
WebTrends is selling                shares, and WebTrends' shareholders are
selling between                and                shares depending on whether
the underwriters exercise their over-allotment option. WebTrends will not receive any of the proceeds from the sale of shares by the shareholders.
                            Proposed Trading Symbol:
                         Nasdaq National Market "WEBT"

     INVESTING IN THIS STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                           -------------------------

                                                                  TOTAL
                                                     --------------------------------
                                                        WITHOUT             WITH
                                        PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                        ---------    --------------    --------------
Price to Public.......................
Underwriting Discounts &
  Commissions.........................
WebTrends' Proceeds...................
Selling Shareholders' Proceeds........

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
DAIN RAUSCHER WESSELS                                 SOUNDVIEW TECHNOLOGY GROUP
a division of Dain Rauscher
Incorporated
                SUBJECT TO COMPLETION, DATED              , 1999

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                               PAGE
                               ----
Prospectus Summary...........     1
Risk Factors.................     4
Use of Proceeds..............    16
Dividend Policy..............    16
Capitalization...............    17
Dilution.....................    18
Selected Financial Data......    19
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations.................    20
Business.....................    30

                               PAGE
                               ----
Management...................    48
Certain Transactions.........    55
Principal and Selling
  Shareholders...............    56
Description of Capital
  Stock......................    57
Shares Eligible for Future
  Sale.......................    59
Underwriting.................    61
Legal Matters................    63
Experts......................    63
Additional Information.......    63
Index to Financial
  Statements.................   F-1

     "AuditTrack," "AlertTrack," "ClusterTrends," "DBTrends," "FastTrends," "FireTrends," "Manage Your WWWorld," "SmartPass," "WebTrends," and the Company logo are all trademarks of the Company. All other trade names, trademarks, and service marks appearing in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     This summary highlights only selected information contained elsewhere in this Prospectus. Before making an investment in WebTrends' Common Stock, you should read this entire Prospectus and the Financial Statements and Notes, all of which should be consulted when reading this Summary. Except where noted otherwise, all information in this Prospectus, including share and per share information, assumes (1) the automatic conversion of all outstanding shares of Class B Common Stock into shares of Common Stock upon completion of this Offering; and (2) no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                             WEBTRENDS CORPORATION

     WebTrends Corporation is a leading provider of enterprise management and reporting solutions for Internet-based systems. We offer organizations a comprehensive set of solutions that are integrated, scaleable, modular, and easy-to-use. Our enterprise management products facilitate analysis and reporting of Web site traffic, Internet advertising campaigns, quality, content, usage, and e-commerce activities, as well as return on investment from Internet-based systems. Our solutions also help organizations manage their Internet infrastructure by providing valuable information about firewall activity, virtual private networks, and security vulnerabilities, as well as capacity and bandwidth requirements. Our products have been specifically designed to enable organizations to centrally manage and administer multiple Internet-based systems across the enterprise regardless of the quantity or geographic locations of servers supporting those systems.

     Our business has grown rapidly, with revenue increasing from $637,000 in 1995 to $5.5 million for the nine months ended September 30, 1998. We have been profitable throughout this period. Since the introduction of our original Web site traffic analysis product in 1996, we have introduced the following products: WebTrends Enterprise Suite, WebTrends Professional Suite, WebTrends Suite for Lotus Domino, WebTrends for Firewalls and VPNs, and Server Cluster Add-on. We plan to introduce WebTrends Reporting Server for UNIX, Advertising ROI Add-on, and WebTrends Security Analyzer by June 1999.

     We market and deliver our award-winning products to both IT professionals and other business managers. Over 20,000 customers have purchased our products including sophisticated Internet service providers and over one-third of the Fortune 500 companies.

     WebTrends was incorporated as an S Corporation in Delaware in 1993 and reorganized as a C Corporation in Oregon in 1997. Our executive offices are located at 621 SW Morrison Street, Suite 1300, Portland, Oregon 97205, our telephone number is
1-888-WEBTRENDS (1-888-932-8736), and our Web site is located at http://www.webtrends.com.

                                  THE OFFERING

Common Stock Offered by WebTrends...........  shares
Common Stock Offered by Selling
  Shareholders..............................  shares
Common Stock to be outstanding after the
  Offering..................................  shares(1)
Nasdaq National Market Symbol...............  WEBT
                                              Working capital and general corporate
Use of Proceeds.............................  purposes. See "Use of Proceeds."

-------------------------
(1) Based on shares outstanding on December 15, 1998. Excludes 6,700,000 shares reserved for issuance under our 1998 Stock Incentive Compensation Plan, 1997 Stock Incentive Compensation Plan and the 1999 Employee Stock Purchase Plan, of which 3,069,049 shares were subject to outstanding stock options at a weighted average exercise price of $1.20 per share. See
    "Management -- Employee Benefit Plans."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            YEAR ENDED        NINE MONTHS ENDED
                                           DECEMBER 31,         SEPTEMBER 30,
                                         -----------------    ------------------
                                          1996      1997       1997       1998
                                         ------    -------    -------    -------
                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue..........................  $1,865    $ 4,055    $ 2,759    $ 5,539
Gross margin...........................   1,660      3,763      2,547      5,094
Income from operations.................     398        427        367        113
Net income(1)..........................     405        287        247        119
Basic and diluted net income per
  share(2).............................                .02        .02        .01
Shares used in basic net income per
  share calculation(2).................             16,252     16,195     16,421
Shares used in diluted net income per
  share calculation(2).................             16,252     16,195     16,670

                                                            SEPTEMBER 30, 1998
                                                          ----------------------
                                                          ACTUAL    PRO FORMA(3)
                                                          ------    ------------
                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $1,224      $
Working capital.........................................     127
Total assets............................................   2,930
Long-term obligations...................................       7
Total shareholders' equity..............................     715

-------------------------
(1) Prior to 1997, WebTrends was an S Corporation and therefore did not pay federal or state corporate income taxes.

(2) See Note 1 of the Notes to the Financial Statements for an explanation of how the number of shares was determined in computing basic and diluted net income per share. Net income per share data is not presented for any period prior to 1997 as WebTrends was an S Corporation and the capital structure is not comparable to that existing in 1997.

(3) Gives effect to the sale of                shares of Common Stock by
    WebTrends in this Offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, you should carefully read and consider the following risk factors before purchasing our Common Stock. Investment in our Common Stock involves a high degree of risk. This Prospectus contains "forward-looking" statements within the meaning of
Section 27A of the Securities Act. Discussions containing forward-looking statements may be found in the material set forth under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as within this Prospectus generally. In addition, when used in this Prospectus, the words "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements as a result of the risk factors set forth in this section and the information provided in this Prospectus generally. We do not intend to update any forward-looking statements.

LIMITED OPERATING HISTORY; NO ASSURANCE OF CONTINUED PROFITABILITY

     WebTrends was formed in August 1993, and we introduced our first Internet product in February 1996. Due to our limited operating history, any evaluation of our business and our prospects must be in light of the risks and uncertainties often encountered by companies in their early stages of development. These risks and uncertainties are particularly significant for companies in rapidly evolving markets, such as the market for Internet products and services. These risks include our:

     - Ability to develop new products and product upgrades in a timely fashion to respond to changing market conditions and customer demands;

     - Ability to compete in highly competitive markets;

     - Need to expand distribution of our products;

     - Dependence on key personnel; and

     - Ability to manage rapidly expanding operations.

     We may not be able to successfully address any or all of these risks. Failure to adequately do so could have a material adverse effect on our business, results of operations, and financial condition. In addition, although our revenue has increased in recent periods while we maintained profitability, our revenue may not grow in future periods, may not grow at past rates, and we may not maintain profitability on a quarterly or annual basis, or at all.

SEASONALITY AND POTENTIAL FLUCTUATIONS IN FUTURE OPERATING RESULTS

     During our short operating history, we have experienced seasonality in our operating results. While revenue from sales has continued to grow, the second and third quarters of the year have been typically characterized by lower levels of revenue growth. This seasonal reduction in the rate of growth is due primarily to a general reduction in the amount and frequency of new sales in the European markets during the summer months. We expect this seasonality to continue, and it may result in lower revenue during those quarters.

     In addition to seasonal fluctuations, we may experience significant fluctuations in our operating results from other causes. In particular, as we increasingly focus on sales of our product suites rather than stand-alone products and on larger purchases by larger customers, we expect the sales cycle associated with the purchase of our products to lengthen. Furthermore, the amount of revenue associated with particular licenses can vary significantly based upon the number of products that are licensed and the number of devices involved in the installation. Potential fluctuations may also result from any of the following:

     - Changing demand for our products and services;

     - The timing of sales of our products and services;

     - The timing of customer orders and product implementations;

     - Unexpected delays in introducing new products or enhancements;

     - Delays or postponement of purchases by customers who anticipate the release of a new product or enhancement;

     - Announcements or delivery of new products by competitors;

     - Increased expenses, whether related to sales and marketing, product development, or administration;

     - Changes in the rapidly evolving market for Internet management solutions;

     - The mix of international and domestic sales;

     - Costs related to possible acquisitions of technology and businesses; and

     - General or industry specific economic conditions.

     Based on the foregoing, we believe that our quarterly revenue and results from operations are likely to vary significantly in the future and that quarter to quarter comparisons of our operating results may not be meaningful. You should therefore not rely on the results of one quarter as an indication of future performance. Furthermore, in connection with our expansion, we plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support, and improve operational and financial systems. Failure of our revenue to increase along with these expenses could have a material adverse effect on our business, results of operations, and financial condition.

DEVELOPING AND RAPIDLY CHANGING MARKET; RELEASE OF NEW PRODUCT VERSIONS

     The market for our products is in the early stages of development and is rapidly evolving. Accordingly, it is difficult to predict the future growth rate, if any, and size of this market. As is common in such new and rapidly evolving industries, demand and market acceptance for recently introduced products are subject to high levels of uncertainty and risk. Furthermore, new products can quickly render obsolete products that were only recently in high demand. In 1998, we launched new products for analysis and reporting of server clusters, firewalls, and virtual private networks ("VPNs"), as well as new versions of existing products. We have several new product launches planned for 1999 as well as upgrades to our existing products. The market for our existing products may not be sustainable at its current level and the market for the recently introduced and planned products may not expand or develop.

     Our markets are characterized by rapidly changing customer needs, evolving industry standards, and rapid technological developments. Significant competitive advantages accrue to companies that respond rapidly to such changes with innovative product introductions and enhancements. Internet technology, however, is complex, and new products and product enhancements can require long development and testing periods. Releasing products prematurely may result in quality problems that could damage our reputation. Accordingly, our future success depends upon our ability to address the rapidly changing needs of our customers by developing and introducing high quality products, product enhancements, and services on a timely basis and by keeping pace with technological developments and emerging industry standards. Any failure to develop and release enhanced or new products, or delays or quality problems in doing so, could have a material adverse effect on our business, results of operations, and financial condition.

COMPETITION

     We compete in the markets for Web site traffic analysis solutions, alerting and monitoring solutions, firewall and proxy server traffic analysis solutions, and security analysis solutions. These markets are intensely competitive and increasingly, subject to rapid changes, and significantly affected by new product introductions and other activities of market participants. In addition, these markets are highly fragmented, and our competitors vary depending upon the market that our Internet management solutions address.

     In the market for Web site traffic analysis solutions, our primary competitors are Andromedia, Inc., Accrue Software Inc., Internet Profiles Corporation (I/Pro), Marketwave Corporation, and net.Genesis Corp. In the Web site link analysis and quality control market, our primary competitors are Tetranet Software Incorporated and Coast Software Inc. In the alerting and monitoring market, our primary competitors are IPSwitch, Inc. and Geneva Software, Inc. In the firewall and proxy analysis market, our primary competitors are Telemate Software, Inc. and SecureIT, Inc., a division of VeriSign, Inc. In the security analysis market, we expect to compete primarily with ISS Group, Inc., Axent Technologies, Inc., and Network Associates, Inc. Although the markets in which we compete are highly fragmented, we may face additional competition from existing competitors if any of them were to broaden the scope of their Internet management products either by developing or acquiring additional products or distribution channels.

     We also compete with vendors of Internet servers, operating systems, and networking hardware. In particular, Microsoft Corporation, Netscape Communications Corp., Sun Microsystems, Inc., Oracle Corp., and others bundle Internet management solutions with their Internet products. We expect this bundling activity to increase in the future. The bundling of competing products with standard features of operating systems, Internet servers or networking hardware could render our products obsolete and unmarketable. Even if the functionality, ease of use, and performance of the products included with operating systems, Internet servers, or networking hardware is inferior to our products, a significant number of customers may elect to accept these products instead of purchasing additional software from us.

     We believe that additional competitors will continue to enter the market as the size and visibility of the market opportunity increases. These new market entrants may include traditional system and network management software developers. For example, Computer Associates International, Inc. is currently beta testing an extension to its Unicenter TNG product line that includes functions for alerting and monitoring, Web site traffic analysis, and link analysis.

     We also face competition and potential competition from Web management service providers, such as consulting firms, Web design firms, Internet audit firms, site management vendors, Internet Service Providers ("ISPs"), and independent software vendors. These service providers may use our solutions, our competitors' solutions, or custom-developed solutions to manage Web sites for their customers who otherwise would have been sale opportunities for us. Certain larger potential customers may rely on their IT departments to internally develop Internet management solutions.

     Increased competition could result in pricing pressures, reduced margins, or the failure of our products to achieve or maintain market acceptance, any of which could have a material adverse effect on our business, results of operations, and financial condition. Certain of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, and substantially greater financial, technical, marketing, distribution, service, support, and other resources than we have. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors. See "Business -- Competition."

NEED TO INCREASE BRAND AWARENESS

     Due in part to the emerging nature of the market for Internet management solutions and the substantial resources available to many of our competitors, there may be a time-limited opportunity to achieve and maintain a significant market share. Developing and maintaining awareness of the "WebTrends" brand name is critical to achieving widespread acceptance of our enterprise management and reporting solutions. Furthermore, the importance of brand recognition will increase as competition in the market for our products increases. Successfully promoting and positioning the WebTrends brand will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness among potential customers. If we fail to successfully promote our brand name or if we incur significant expenses promoting and maintaining our brand name, it could have a material adverse effect on our business, results of operations, and financial condition.

NEED TO EXPAND SALES AND DISTRIBUTION

     In order to maintain and increase our current and future market share and revenue, we will need to expand our direct and indirect sales operations and channels of distribution. We have a broad base of customers, most of which license a limited number of our products. To maintain and increase our results from operations, we must increase the number of products that each customer licenses. This may require an increasingly sophisticated sales effort targeted at Webmasters, other management personnel associated with a prospective customer's Internet capabilities, and other functional managers throughout the organization. In order to achieve increased sales, we plan to hire additional telemarketing and direct field sales personnel. Any new hires will require training and take time to achieve full productivity. We may not be able to hire enough qualified individuals when needed, or at all, and we may not be able to increase distribution through any other methods. Failure to do so could have a material adverse effect on our business, results of operations, and financial condition.

     Our future success also depends upon our ability to expand our relationships with domestic and international channel partners, distributors, value-added resellers ("VARs"), systems integrators, on-line and other resellers, ISPs, original equipment manufacturers, and other partners to build our indirect sales channel. We must also continue to expand and maintain strategic relationships with key hardware and software vendors, distribution partners, and customers. We may not be successful in these efforts, and failure to maintain our existing relationships or develop additional relationships could result in general declines in our growth, which could have a material adverse effect on our business, results of operations, and financial condition.

RISK FROM INDIRECT DISTRIBUTION CHANNELS

     We are making an effort to increase distribution of our products through various indirect channels of distribution, including channel partners, VARs, distributors, resellers, original equipment manufacturers, ISPs, and others. We cannot predict the extent to which any of these channel partners will be successful in marketing or distributing our Internet management solutions. Many of these channel partners also market and sell competitive products. We may not be able to effectively manage potential conflicts among the various channel partners or prevent them from devoting greater resources to supporting the products of other companies. The loss of one or more of these channel partners, because of either their preference for competing products or products they may develop internally, could have a material adverse effect on our business, results of operations, and financial condition. In addition, Network Trade Corporation, a third-party export management company, has the primary responsibility for identifying international distributors, resellers, and VARs for our products. Accordingly, any disruption in our relationship with Network Trade, which may be terminated by either party with 30 days' notice, could materially slow our international sales growth, which could have a material adverse effect on our business, results of operations, and financial condition.

     Reliance on indirect channels of distribution may subject us to greater credit risk as the revenue from sales of our products to distributors and certain other channel partners flows first through the distributors, and then to us. In particular, Network Trade, while not technically a distributor, collects payments from our international resellers and then remits those payments to us, presenting a similarly increased credit risk. Revenues received from Network Trade accounted for 16.4% of our total revenue in the nine months ended September 30, 1998. Failure of our channel providers to timely remit to us the proceeds from sales of our products, or any failure to accurately forecast the demand for our products, could have a material adverse effect on our business, results of operations, and financial condition.

RELIANCE ON KEY PERSONNEL AND NEED FOR ADDITIONAL PERSONNEL

     Our success depends largely upon the continued services of our executive officers and other key management and development personnel. In particular, we rely on our co-founders, Elijahu Shapira, Chief Executive Officer and Chairman of the Board, and W. Glen Boyd, President, Chief Technical Officer, and director. Messrs. Shapira and Boyd do not have employment agreements and, therefore, could terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees. In addition, because of the complexity of our products and technologies, we are substantially dependent upon the continued service of our existing engineering personnel. The loss of the services of one or more of our executive officers, engineering personnel, or other key employees could have a material adverse effect on our business, results of operations, and financial condition.

     Our future success also depends on our ability to attract and retain highly qualified personnel. We intend to hire a number of additional sales, support, marketing, and research and development personnel. The competition for qualified personnel in the computer software and Internet markets is intense, and we may be unable to attract, assimilate, or retain additional highly qualified personnel in the future. Additionally, we attempt to hire engineers with high levels of experience in designing and developing software and Internet-related products in time-pressured environments. There is a limited number of qualified engineers in our geographic location, resulting in intense competition for the services of such engineers. We may not be successful in attracting or retaining qualified personnel, which could have a material adverse effect on our business, results of operations, and financial condition.

MANAGEMENT OF GROWTH AND NEW MANAGEMENT TEAM

     Since our inception, we have experienced significant expansion in our operations. We intend to pursue further expansion throughout the foreseeable future to take advantage of existing and potential market opportunities. This rapid growth places significant challenges on our management, administrative, and operational resources. To properly manage this growth, we must, among other things, implement and improve additional and existing administrative and operational systems, procedures, and controls on a timely basis. If we fail to implement and improve these systems, it could have a material adverse effect on our business, results of operations, and financial condition.

     We have rapidly and significantly expanded our operations and anticipate further significant expansion to accommodate expected growth in our customer base and market opportunities. This expansion will continue to place a significant strain on our management, operational, and financial resources. In 1998, we added a number of key managerial, technical, and operations personnel, including a Chief Financial Officer, a Vice President of Sales, a Vice President of Marketing, and a Vice President of Research and Development. We expect to add other key personnel in the future. Additionally, we are significantly increasing our employee base. To manage the expected growth of our operations and personnel, we will be required to significantly improve or replace existing management, operational, and financial systems. We will also need to expand our finance, administrative, and operations staff. We may not be able to complete the necessary improvements to our systems, procedures, and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, retain, motivate, and manage required personnel and may not be able to successfully identify, manage, and exploit existing and potential market opportunities. Any failure to properly manage our growth could have a material adverse effect on our business, results of operations, and financial condition.

RISK FROM INTERNATIONAL DISTRIBUTION

     Approximately 20.4% and 27.6% of our total revenue for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, were attributable to sales made outside the United States. We believe that our future growth will require continued expansion of our operations in international markets. To expand internationally, we must continue to develop our international distribution channels and increase our investment in marketing and product awareness. If we are unable to do so in a timely and effective manner, our growth, if any, in international sales will be limited, and could have a material adverse effect on our business, results of operations, and financial condition. To date, our revenue from international operations has primarily been denominated in United States dollars, although some sales have been denominated in foreign currencies. An increase in the value of the United States dollar relative to foreign currencies would make our products more expensive and, therefore, potentially less competitive in those markets. Moreover, even if international operations are successfully expanded, we may not be able to maintain or increase international market demand for our products.

     Our international operations are subject to the risks inherent in international business activities, including, in particular:

     - Management of an organization spread over various countries;

     - Longer accounts receivable payment cycles and other collection difficulties in certain countries;

     - Compliance with a variety of foreign laws and regulations;

     - Unexpected changes in regulatory requirements;

     - Overlap of different tax structures;

     - Foreign currency exchange rate fluctuations;

     - Import and export licensing requirements;

     - Trade restrictions, changes in tariffs, and freight rates; and

     - Regional economic conditions.

     Such factors could have a material adverse effect on our future international sales and, consequently, our business, results of operations, and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales, Marketing, and Distribution."

RISKS RELATED TO THE EUROPEAN MONETARY CONVERSION

     We are aware of the issues associated with the forthcoming changes in Europe aimed at forming a European economic and monetary union ("EMU"). One of the changes resulting from this union will require EMU member states to irrevocably fix their respective currencies to a new currency, the Euro, on January 1, 1999, at which date the Euro will become a functional legal currency of these countries. During the next three years, business in the EMU member states will be conducted in both the existing national currency, such as the French franc or the Deutsche mark, and the Euro. As a result, companies operating or conducting business in EMU member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling these currencies, including the Euro.

     We are still assessing the impact that the conversion to the Euro will have on our internal systems, the sale of our products, and the European and global economies. We will take appropriate corrective actions based on the results of such assessment. We have not yet determined the cost related to addressing this issue. This issue and its related costs could have a material adverse effect on our business, results of operations, and financial condition.

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS; RISK OF INFRINGEMENT

     We regard substantial elements of our Internet management solutions as proprietary and attempt to protect them by relying on patent, trademark, service mark, trade dress, copyright, and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. We currently have no issued patents. We have two patent applications pending. These or any new patent applications may not result in issued patents and may not provide us with any competitive advantages, or may be challenged by third parties. Legal standards relating to the validity, enforceability, and scope of protection of certain intellectual property rights in Internet-related industries are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed or made available through the Internet. Any steps we take to protect our intellectual property rights may be inadequate, and enforcing such rights may require the use of substantial amounts of our resources. Despite taking steps to protect such rights, third parties could infringe or misappropriate our proprietary rights. Any such infringement or misappropriation could have a material adverse effect on our business, results of operations, and financial condition.

     In addition to the technology we have developed internally, we also use code libraries developed and maintained by third parties and have acquired or licensed certain technologies from other companies. Our internally developed technology, the code libraries, or the technology we acquired or licensed may infringe on a third party's intellectual property rights and such third parties may bring claims against us alleging infringement of their intellectual property rights. Any such infringement or claim of infringement could have a material adverse affect on our business, result of operations, and financial condition.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. We may, however, be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. Such claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights. Such litigation, regardless of its success, would likely be time-consuming and expensive to defend and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

     - Cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

     - Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; and

     - Redesign those products or services that incorporate such technology.

     Any of these results could have a material adverse effect on our business, results of operations, and financial condition. Furthermore, our competitors may independently develop similar technology that substantially limits the value of the intellectual property we have developed. See "Business -- Proprietary Rights."

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES

     As Internet commerce continues to evolve, increasing regulation by federal, state, or foreign agencies becomes more likely. Such regulation is likely in the areas of user privacy, pricing, content, and quality of products and services. Taxation of Internet use, or other charges imposed by government agencies or by private organizations for accessing the Internet, may also be imposed. Laws and regulations applying to the solicitation, collection, or processing of personal or consumer information could affect our activities. Furthermore, any regulation imposing fees for Internet use could result in a decline in the use of the Internet and the viability of Internet commerce, which could have a material adverse effect on our business, results of operations, and financial condition.

PRODUCT LIABILITY; RISK OF PRODUCT DEFECTS

     Our products are used to monitor the activity levels of our customers' Internet sites, to provide real-time monitoring of firewalls, and to provide real-time monitoring, alerting, and recovery of Internet servers. These and other functions that our products provide are often critical to our customers, especially in light of the considerable resources many organizations spend on the development and maintenance of their Web sites. Additionally, our security products often contribute to vital protection of a company's internal systems and information. As a result, the licensing and support of our products may expose us to the risk of product liability and related claims. Our end-user licenses contain provisions that limit our exposure to such claims, but these provisions may not be enforceable in certain jurisdictions. Additionally, we maintain limited products liability insurance. To the extent our contractual limitations are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations, and financial condition.

     Our products and product enhancements are very complex and may from time to time contain errors or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. The computer hardware environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming. Despite our testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these errors could result in adverse publicity, loss of or delay in market acceptance, or claims by customers against us, any of which could have a material adverse effect on our business, results of operations, and financial condition. See
"Business -- Products and Services."

YEAR 2000 COMPLIANCE ISSUES

     The "Year 2000 Issue" generally refers to the problems that some date sensitive software may have in determining the correct century beginning in the year 2000. For example, many systems will not recognize a difference between the years 1900 and 2000 because they use only the last two digits of the year (00) in their programming. Failure of such software or systems to recognize the correct century could result in system failures or miscalculations causing disruptions of operations and an inability to engage in similar ordinary business activities.

     We believe our internal software and hardware systems as well as our currently marketed Internet products will function properly with respect to dates in the year 2000 and thereafter. Nonetheless, we have not tested our products in every possible computer environment, and therefore such products may not be fully Year 2000 compliant. Certain older versions of our products are not Year 2000 compliant; however, corrections for such non-compliance are available. We have not tested for Year 2000 compliance certain products that we no longer market that run on Novell systems, some of which remain in use. These older products may not be Year 2000 compliant. Failure of our products to be Year 2000 compliant could result in significant decreases in market acceptance of our products and legal liability for defective software, either of which would have a material adverse effect on our business, results of operations, and financial condition.

     If our suppliers, vendors, major distributors, and partners fail to correct their Year 2000 problems, such failure could result in an interruption in, or a failure of, certain of our normal business activities or operations. Such failures could have a material adverse effect on our business, results of operations, and financial condition. Due to the general uncertainty inherent in the Year 2000 problem resulting from the uncertainty of the Year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of the Year 2000 failures will have a material effect on our business, results of operations, and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

DEPENDENCE ON CONTINUED USE AND EXPANSION OF THE INTERNET

     Continued expansion in the sales of our Internet management solutions will depend upon the adoption of the Internet as a widely used medium for commerce and communication. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of complementary products, such as high speed modems. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. The Internet infrastructure may not be able to support the demands placed on it by this continued growth. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and such outages and delays could adversely affect the Web sites of organizations using our solutions. Additionally, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use, accessibility, and quality of service) remain unresolved and may negatively affect the growth of Internet use and the attractiveness of commerce and communication on the Internet. If critical issues concerning the commercial use of the Internet are not favorably resolved, if the necessary infrastructure and complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the demand for our Internet management solutions could be significantly reduced and could have a material adverse effect on our business, results of operations, and financial condition.

     Even if the infrastructure, standards, or protocols of the Internet, or complementary services, products, or facilities are developed, we may be required to make significant expenditures to adapt our products to the changing or emerging technologies. For example, if the format of Internet log files were to change, our solutions for traffic analysis may not function as designed, and we may incur significant expenses in developing new products that would be compatible with the new format. We may not be successful in either developing such software or timely introducing it to the market. Any such changes in technology could have a material adverse effect on our business, results of operations, and financial condition.

BROAD DISCRETION IN USE OF PROCEEDS

     The net proceeds from the sale of the Common Stock we are offering for sale will be added to our general working capital upon completion of this Offering. We cannot specify with certainty how we will use the net proceeds. Accordingly, our management will have considerable discretion in the application of the net proceeds. The net proceeds may be placed in investments that do not produce income or that lose value. See "Use of Proceeds."

CONCENTRATION OF OWNERSHIP

     Our officers and directors will beneficially own at least   % and possibly
as much as   % of the outstanding Common Stock after this Offering, depending on whether and to what extent the Underwriters exercise their over-allotment option. As a result, they will be able to exercise control over all matters requiring shareholder approval. Our Articles of Incorporation and Bylaws do not provide for cumulative voting; therefore, these controlling shareholders will have the ability to elect all of our directors. The controlling shareholders will also have the ability to approve or disapprove significant corporate transactions without further vote by the investors who purchase Common Stock pursuant to this Offering. This ability to exercise control over all matters requiring shareholder approval could prevent or significantly delay another company or person from acquiring or merging with us. See "Management" and "Principal and Selling Shareholders."

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

     Certain provisions of our Articles of Incorporation and Bylaws may have the effect of delaying, preventing, or making a merger or acquisition less desirable to a potential acquirer, even where shareholders may consider the acquisition or merger favorable. Such provisions include:

     - The ability of the Board of Directors, without further shareholder approval, to issue up to 15 million shares of Preferred Stock in one or more series and to determine the rights (including voting rights) and terms associated with such Preferred Stock;

     - Providing for a classified Board of Directors with three-year terms in certain circumstances;

     - Prohibiting cumulative voting for the election of directors;

     - Requiring approval by a super-majority of the shareholders to effect certain amendments to the Articles of Incorporation or Bylaws; and

     - Requiring certain procedures to be followed before matters can be proposed for consideration at shareholder meetings.

     The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control without further action by the shareholders. Any such issuance may materially adversely affect the market price of the Common Stock and the voting rights of the holders of Common Stock. The issuance of preferred stock may also result in the loss of the voting control of holders of Common Stock to the holders of the preferred stock. See "Description of Capital Stock -- Preferred Stock."

     Provisions of the Oregon Business Corporation Act and the Control Share Act also may delay, prevent, or discourage someone from acquiring or merging with the Company. See "Description of Capital Stock -- Oregon Control Share and Business Combination Statutes."

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

     If we sell a substantial number of shares of Common Stock in the public market following this Offering, or if the public perceives that we might do so, the market price of the Common Stock could be materially adversely affected. Sales of shares of Common Stock held by our affiliates could have similar adverse effects on the market price of the Common Stock. The issuance of shares of Common Stock in the future could also materially adversely affect our ability to raise equity capital. See "Shares Eligible for Future Sale."

NO PUBLIC MARKET FOR COMMON STOCK; DETERMINATION OF THE OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

     A public market for trading our Common Stock has not existed prior to this Offering. We applied to list the Common Stock on the Nasdaq National Market for purposes of establishing a public market for trading. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial public offering price for the Common Stock will be determined through negotiations among the Selling Shareholders, the Underwriters, and us. If you purchase shares of Common Stock, you may not be able to resell those shares at or above the initial public offering price. See "Underwriting."

     The market price of the Common Stock could be subject to significant fluctuations in response to any of the following factors:

     - Variations in actual and anticipated operating results (see
       "-- Seasonality; Potential Fluctuations in Operating Results");

     - Changes in earnings estimates by analysts;

     - Failure to meet analysts' performance expectations;

     - Lack of liquidity;

     - General market and economic conditions; and

     - Other events or factors outside our control.

     The stock markets have, in general, and with respect to Internet companies in particular, recently experienced stock price and volume volatility that has affected the market prices of companies. The stock markets may continue to experience volatility that may adversely affect the market price of the Common Stock.

     The stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Fluctuations such as these may affect the market price of the Common Stock. Additionally, securities class action claims have been brought against issuing companies in the past where such periods of volatility in the market price of a company's securities have taken place. Such litigation could result in substantial costs and a diversion of management's attention and resources, and any adverse determination in such litigation could also subject us to significant liabilities, any or all of which could have a material adverse effect on our business, results of operations, and financial condition.

DILUTION

     If you purchase Common Stock in this Offering, you will incur immediate and substantial dilution in net tangible book value per share. Further dilution will result if options to purchase shares of Common Stock are exercised by option holders in the future. See "Dilution."

                                USE OF PROCEEDS

     At an assumed initial public offering price of $     per share, the net
proceeds from the sale of shares of Common Stock to be sold by WebTrends are
expected to be approximately $          , after deduction of underwriting
discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

     Among the purposes of this Offering are the following: (i) to obtain additional equity capital; (ii) to create a public market for the Company's Common Stock; (iii) to facilitate the Company's ability to access the public equity markets in the future; (iv) to provide liquidity to certain of the existing shareholders; and (v) to provide increased visibility and credibility to the Company, facilitating expansion in a marketplace in which many of its competitors and customers are public companies.

     The Board of Directors and management of WebTrends have significant flexibility in applying the net proceeds of this Offering. The amounts and timing of the Company's actual expenditures will depend upon numerous factors, including the status of the Company's product development efforts, competition, and marketing and sales activities. The Company anticipates using the net proceeds of this Offering for working capital and general corporate purposes. Although WebTrends currently has no agreements or commitments to do so, it may also use a portion of the net proceeds to license or acquire new products or technologies or to acquire or invest in businesses complementary to those of the Company. Pending the use of the net proceeds, WebTrends intends to invest them in government securities and short-term, investment-grade, interest-bearing securities. See "Risk Factors -- Broad Discretion in Use of Proceeds."

                                DIVIDEND POLICY

     WebTrends intends to retain its present and future earnings, if any, to finance the growth and development of its business. The Company does not intend to pay cash dividends in the foreseeable future, and the amounts and payment of future dividends, if any, will be determined by the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of WebTrends as of September 30, 1998, (i) on a historical basis and (ii) on an adjusted basis,
giving effect to the sale of                shares of Common Stock being sold by
the Company in this Offering at an assumed initial public offering price of
$          per share, and after deducting estimated underwriters discounts and commissions and estimated offering expenses payable by the Company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and related Notes thereto and other financial information included elsewhere in this Prospectus.

                                                               SEPTEMBER 30, 1998
                                                             -----------------------
                                                             ACTUAL     AS ADJUSTED
                                                             -------    ------------
                                                             (DOLLARS IN THOUSANDS)
Long-term obligations......................................   $  7         $   7
Shareholders' equity:
  Preferred Stock, no par value per share; 15 million
     shares authorized, no shares issued and outstanding,
     actual and adjusted...................................     --            --
  Class A Common Stock, no par value per share; 30 million
     shares authorized, 16,421,055 shares issued and
     outstanding, actual; 60 million shares authorized,
                    shares issued and outstanding, as
     adjusted(1)(2)........................................    260
  Class B Common Stock, no par value per share; 30 million
     shares authorized, no shares issued and outstanding,
     actual; no shares authorized, no shares issued and
     outstanding, as adjusted(2)...........................    306            --
Deferred compensation......................................   (294)         (294)
Retained earnings..........................................    443           443
                                                              ----         -----
  Total shareholders' equity...............................    715
                                                              ----         -----
          Total capitalization.............................   $722         $
                                                              ====         =====

-------------------------
(1) Based on shares outstanding on September 30, 1998. Excludes 6,700,000 shares reserved for issuance under the Company's stock option and stock purchase plans, of which 3,069,049 were subject to outstanding stock options at December 15, 1998 at a weighted average exercise price of $1.20 per share. See "Management -- Employee Benefit Plans."

(2) Upon the closing of this Offering, the Class A Common Stock will be redesignated Common Stock, no par value per share, and will be the only authorized class of Common Stock. Each share of Class B Common Stock will automatically be converted into one share of such Common Stock, and the recorded value of the Class B Common Stock will be transferred to Common Stock.

                                    DILUTION

     As of September 30, 1998, WebTrends' net tangible book value was approximately $715,000 or $0.04 per share of Common Stock. Net tangible book value per share represents the amount of the Company's tangible assets less the amount of its liabilities, divided by the number of shares of Common Stock outstanding.

     Giving effect to the issuance of                shares of Common Stock
offered by the Company at an assumed initial public offering price of $     per
share, after the deduction of estimated underwriting discounts and offering expenses payable by the Company, WebTrends' adjusted net tangible book value as
of September 30, 1998 would have been approximately $     per share. This
represents an immediate increase in net tangible book value of $     per share
to existing shareholders and an immediate dilution of $     per share to
purchasers of shares of Common Stock in this Offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............  $
  Net tangible book value per share before this Offering....        0.04
  Increase per share attributable to new investors..........
Adjusted net tangible book value per share after this
  Offering..................................................
Dilution per share to new investors in this Offering........

     The following table sets forth a comparison as of September 30, 1998, after giving effect to this Offering (assuming an initial public offering price of
$     per share), between the existing shareholders and the purchasers of shares of Common Stock in this Offering:

                          SHARES PURCHASED(1)(2)     TOTAL CONSIDERATION
                          -----------------------    -------------------    AVERAGE PRICE
                            NUMBER       PERCENT      AMOUNT     PERCENT      PER SHARE
                          -----------    --------    --------    -------    -------------
Existing shareholders...  16,421,055           %     $260,000          %        $0.02
New investors...........
                          ----------      -----      --------     -----
          Total.........                  100.0%     $            100.0%
                          ==========      =====      ========     =====

-------------------------
(1) Excludes 3,069,049 shares issuable upon exercise of stock options outstanding as of December 15, 1998, with a weighted average exercise price of $1.20 per share. See "Management -- Employee Benefit Plans" and "Description of Capital Stock -- Stock Options."

(2) The above table is based on ownership as of September 30, 1998. Sales by the Selling Shareholders in this Offering will reduce the number of shares held
    by existing shareholders to                shares, or   % (  % if the
    Underwriters' over-allotment option is exercised in full) of the total number of shares outstanding after this Offering, and will increase the
    number of shares held by new investors to                shares, or   % (  %
    if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after this Offering. See "Principal and Selling Shareholders."

                            SELECTED FINANCIAL DATA

     The following selected financial data of the Company is qualified by reference to, and should be read in conjunction with, the Financial Statements and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information appearing elsewhere in this Prospectus. The statement of operations data set forth below for each of the three years in the period ended December 31, 1997, and the balance sheet data as of December 31, 1996 and 1997, are derived from, and qualified by reference to, the audited financial statements of the Company appearing elsewhere in this Prospectus. The statement of operations data set forth below from inception through December 31, 1993, for the year ended December 31, 1994 and for the nine month periods ended September 30, 1997 and 1998, and the balance sheet data as of December 31, 1993, 1994, and 1995 and September 30, 1998, are derived from, and qualified by reference to, unaudited financial statements of the Company. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Historical results are not necessarily indicative of the results that may be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                              AUGUST 31,
                                                                 1993                                         NINE MONTHS
                                                             (INCEPTION)                                         ENDED
                                                               THROUGH         YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                             DECEMBER 31,   -----------------------------   ---------------
                                                                 1993       1994   1995    1996     1997     1997     1998
                                                             ------------   ----   ----   ------   ------   ------   ------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA
Revenue:
  Software licenses........................................      $ --       $276   $617   $1,858   $3,837   $2,629   $5,025
  Support services.........................................        --         --     20        7      218      130      514
                                                                 ----       ----   ----   ------   ------   ------   ------
         Total revenue.....................................        --        276    637    1,865    4,055    2,759    5,539
Cost of revenue............................................        --          7     39      205      292      212      445
                                                                 ----       ----   ----   ------   ------   ------   ------
  Gross margin.............................................        --        269    598    1,660    3,763    2,547    5,094
                                                                 ----       ----   ----   ------   ------   ------   ------
Operating expenses:
  Research and development.................................        --         34     91      403    1,059      619    1,607
  Sales and marketing......................................        --         12    152      552    1,528    1,059    2,397
  General and administrative...............................        10        126    187      307      749      502      977
                                                                 ----       ----   ----   ------   ------   ------   ------
         Total operating expenses..........................        10        172    430    1,262    3,336    2,180    4,981
                                                                 ----       ----   ----   ------   ------   ------   ------
Income (loss) from operations..............................       (10)        97    168      398      427      367      113
Other income, net..........................................        --          1      1        7       10        7       22
                                                                 ----       ----   ----   ------   ------   ------   ------
Income (loss) before income taxes..........................       (10)        98    169      405      437      374      135
Income taxes(1)............................................        --                                 150      127       16
                                                                 ----       ----   ----   ------   ------   ------   ------
Net income (loss)(1).......................................      $(10)      $ 98   $169   $  405   $  287   $  247   $  119
                                                                 ====       ====   ====   ======   ======   ======   ======
Basic and diluted net income per share(2)..................                                        $  .02   $  .02   $  .01
                                                                                                   ======   ======   ======
Shares used in basic net income per share calculation(2)...                                        16,252   16,195   16,421
Shares used in diluted net income per share
  calculation(2)...........................................                                        16,252   16,195   16,670

                                                                         DECEMBER 31,
                                                              ----------------------------------   SEPTEMBER 30,
                                                              1993   1994   1995   1996    1997        1998
                                                              ----   ----   ----   ----   ------   -------------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents...................................  $ --   $108   $179   $321   $  807      $1,224
Working capital (deficit)...................................    --    158    319   (103)     260         127
Total assets................................................    --    198    365    910    1,886       2,930
Long-term obligations.......................................    10     70     72     --        7           7
Total shareholders' equity (deficit)........................   (10)    98    267     47      584         715

-------------------------
(1) Prior to 1997, the Company was an S Corporation and therefore did not pay federal or state corporate income taxes.

(2) See Note 1 of Notes to Financial Statements for the determination of shares used in computing basic and diluted net income per share. Net income per share data is not presented for any period prior to 1997 as the Company was an S Corporation, and the capital structure is not comparable to that existing in 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and related Notes thereto included elsewhere in this Prospectus. The following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements that involve risks and uncertainties, such as the Company's plans, objectives, expectations, and intentions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed below and those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     WebTrends Corporation provides comprehensive, integrated, scaleable, modular, and easy-to-use solutions that enable organizations to cost-effectively manage and report on their Internet-based systems. WebTrends was incorporated as an S Corporation on August 31, 1993 and reorganized into a C Corporation effective January 1, 1997.

     Since the year ended December 31, 1996, the Company has generated most of its revenue from licensing its traffic analysis and management suite products and related support services. The Company's initial traffic analysis product, the WebTrends Log Analyzer, was introduced in February 1996 and is currently offered in version 4.5. In September and November 1997, respectively, the Company introduced its Enterprise and Professional Suite products. The Professional Suite integrates Web site traffic analysis with proxy server traffic analysis, link analysis, quality control, content management, as well as monitoring, alerting, and recovery. The Enterprise Suite enables users to manage more complex server configurations and to integrate Web site traffic analysis data with existing databases, permitting advanced, custom analyses. Both products are currently in version 3.0. In May 1998, the Company introduced the WebTrends Suite for Lotus Domino, which is the first software package on the market to offer full management, reporting, and analysis for Lotus Domino Web Servers. In June 1998, the Company introduced WebTrends for Firewalls and VPNs, which is a real-time solution to manage, report, and monitor firewall activity. Prior to 1996, the Company generated substantially all of its revenue from the license of its AuditTrack product and related products developed as solutions for managing Novell networks. The Company continues to sell AuditTrack, and revenue from this product represented approximately 15.4% of total revenue during the nine months ended September 30, 1998. The Company expects that revenue from its AuditTrack product will decrease both in absolute dollars and as a percentage of revenue as sales of its Internet products continue to increase.

     Software license revenue consists of fees for licenses of the Company's software products. The Company recognizes its license revenue upon delivery of software, assuming no significant Company obligations or customer acceptance rights exist. The Company sells a portion of its products domestically and internationally through resellers. The Company recognizes revenue from sales to domestic resellers primarily at the time of shipment, net of estimated returns and allowances. Revenue from sales to international resellers is recognized upon sales from the reseller to a third party or end user.

     Support services revenue consists of annual subscriptions for upgrades, customer support services, and professional services. Subscriptions provide subscribers the right to obtain upgrades, when and if available, and are paid for in advance. Subscription revenue is recognized ratably over the term of the subscription. Professional services revenue is recognized once the services or deliverables are performed.

     The Company generates revenue through direct sales to end users and through its indirect distribution channels. Direct sales are generated by the Company's telesales organization, direct field sales force, and through on-line sales. The indirect distribution channel includes distributors, resellers, and VARs. The Company also conducts joint marketing and distribution programs with certain strategic partners. The Company derives its international revenue primarily through its indirect distribution channel.

     Approximately 20.4%, 19.4%, and 27.6% of the Company's total revenue for the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998, respectively, was attributable to sales made outside the United States. The Company expects that international sales will continue to represent a significant portion of its total revenue. The Company's international sales are currently denominated in U.S. dollars. As a result, increases in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in those markets.

     The Company recorded deferred compensation of approximately $294,000 as of September 30, 1998, which represents the difference between the exercise price and the fair value of the shares of the Company's Common Stock issuable upon the exercise of stock options that were granted to employees in July and August 1998. The deferred compensation is being amortized over the vesting period of the stock options.

     Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and charged all such costs to research and development expense.

     The Company has grown rapidly, with revenue increasing from $637,000 in 1995 to $5.5 million for the nine months ended September 30, 1998. During this period, WebTrends has experienced continued profitability and, as of September 30, 1998, had retained earnings of $443,000. However, this growth rate and profitability may not be sustainable, and it should not be relied upon as predictive of future performance. The Company expects to continue to increase its expenditures in all areas in order to execute its business plan. In particular, the Company currently expects to expand its sales and marketing operations, expand its international distribution channels, increase its investment in product development, and improve its internal operating and financial infrastructure. As a result, WebTrends does not expect to increase profitability in line with revenue growth.

     The Company's prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. The Company may not be successful in addressing such risks and difficulties or sustaining or increasing profitability in the future. See "Risk
Factors -- Limited Operating History; No Assurance of Continued Profitability," "-- Developing and Rapidly Changing Market; Release of New Product Versions," and "-- Management of Growth and New Management Team."

RESULTS OF OPERATIONS

     The following table sets forth certain historical operating information for the Company, as a percentage of total revenue, for the periods indicated.

                                                                    NINE MONTHS
                                                                       ENDED
                                      YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                      -----------------------      --------------
                                      1995     1996     1997       1997     1998
                                      -----    -----    -----      -----    -----
Statements of Operations Data
  Revenue:
     Software licenses..............   96.8%    99.6%    94.6%      95.3%    90.7%
     Support services...............    3.2      0.4      5.4        4.7      9.3
                                      -----    -----    -----      -----    -----
          Total revenue.............  100.0    100.0    100.0      100.0    100.0
  Cost of revenue...................    6.1     11.0      7.2        7.7      8.0
                                      -----    -----    -----      -----    -----
     Gross margin...................   93.9     89.0     92.8       92.3     92.0
                                      -----    -----    -----      -----    -----
  Operating expenses:
     Research and development.......   14.3     21.6     26.1       22.4     29.0
     Sales and marketing............   23.9     29.6     37.7       38.4     43.3
     General and administrative.....   29.2     16.5     18.5       18.2     17.6
                                      -----    -----    -----      -----    -----
          Total operating
             expenses...............   67.4     67.7     82.3       79.0     89.9
                                      -----    -----    -----      -----    -----
Income from operations..............   26.4     21.3     10.5       13.3      2.0
Other income, net...................    0.2      0.4      0.3        0.2      0.4
                                      -----    -----    -----      -----    -----
Income before income taxes..........   26.6     21.7     10.8       13.5      2.4
Income taxes........................     --       --      3.7        4.6      0.3
                                      -----    -----    -----      -----    -----
Net income..........................   26.6%    21.7%     7.1%       9.0%     2.1%
                                      =====    =====    =====      =====    =====

REVENUE

     Total revenue increased by 100.8% from $2.8 million for the nine months ended September 30, 1997 to $5.5 million for the nine months ended September 30, 1998. Total revenue increased 117.4% from $1.9 million for the year ended December 31, 1996 to $4.1 million for the year ended December 31, 1997.

     Software Licenses. Software license revenue represented greater than 90% of total revenue for all periods reported. Software license revenue increased 91.1% from $2.6 million for the nine months ended September 30, 1997 to $5.0 million for the nine months ended September 30, 1998. Software license revenue increased 106.5% from $1.9 million for the year ended December 31, 1996 to $3.8 million for the year ended December 31, 1997. The period-to-period increases in software license revenue are primarily attributable to the effect of a full year of sales of the WebTrends Log Analyzer in the year ended December 31, 1997 and the introduction and sales of additional products, including the WebTrends Professional Suite and WebTrends Enterprise Suite, during late 1997 and the first half of 1998.

     Support Services. Support services revenue represented 9.3%, 4.7%, 5.4%, and 0.4% of total revenue for the nine month periods ended September 30, 1998 and 1997 and the years ended December 31, 1997 and 1996, respectively. Support services revenue increased from $129,000 for the nine months ended September 30, 1997 to $514,000 for the nine months ended September 30, 1998. Support services revenue increased from $7,000 for the year ended December 31, 1996 to $218,000 for the year ended December 31, 1997. The increases in support services revenue are primarily attributable to an increase in the installed base of customers over the comparable periods and the initiation of the Company's subscription program in the fourth quarter of 1996.

COST OF REVENUE

     Cost of revenue includes product packaging, software documentation, duplication, labor, and other costs associated with handling, packaging, and shipping product, royalties associated with the sale of the Company's products, and costs associated with providing technical support and consulting services to customers. The cost of revenue increased 110.5% from $212,000 for the nine months ended September 30, 1997 to $445,000 for the nine months ended September 30, 1998. The cost of revenue increased 42.9% from $205,000 for the year ended December 31, 1996 to $292,000 for the year ended December 31, 1997. As a percentage of total revenue, the cost of revenue increased from 7.7% for the nine months ended September 30, 1997 to 8.0% for the nine months ended September 30, 1998. The increases in cost of revenue are primarily attributable to growth in sales volumes and the hiring of additional customer support personnel to handle the increased demand from a larger installed base. As a percentage of total revenue, the cost of revenue decreased from 11.0% for the year ended December 31, 1996 to 7.2% for the year ended December 31, 1997. This decrease is primarily due to leveraging fixed costs across increased license revenue and greater material and shipping discounts associated with higher sales volume.

OPERATING EXPENSES

     Research and Development. Research and development expenses consist primarily of salaries and related costs associated with the development of new products, the enhancement of existing products, and the performance of quality assurance and documentation activities. Research and development expenses increased 159.5% from $619,000 for the nine months ended September 30, 1997 to $1.6 million for the nine months ended September 30, 1998. Research and development expenses increased 163.2% from $403,000 for the year ended December 31, 1996 to $1.1 million for 1997. As a percentage of total revenue, research and development expenses increased from 22.4% for the nine months ended September 30, 1997 to 29.0% for the nine months ended September 30, 1998 and from 21.6% for the year ended December 31, 1996 to 26.1% for the year ended December 31, 1997. The increases in research and development expenses, both in absolute dollars and as a percent of total revenue, are primarily attributable to the hiring of additional research and development personnel and costs related to supporting the development of new products and enhanced versions of existing products. During the nine months ended September 30, 1998, the Company released three new products. The Company continues to believe that significant investment in research and development is required to remain competitive in its markets, and therefore anticipates that research and development expenses will increase in absolute dollars in future periods, but may vary as a percent of total revenue.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, trade shows, commissions, and advertising costs. Sales and marketing expenses increased 126.2% from $1.1 million for the nine months ended September 30, 1997 to $2.4 million for the nine months ended September 30, 1998. Sales and marketing expenses increased 176.3% from $553,000 for the year ended December 31, 1996 to $1.5 million for the year ended December 31, 1997. As a percentage of total revenue, sales and marketing expenses increased from 38.4% for the nine months ended September 30, 1997 to 43.3% for the nine months ended September 30, 1998 and from 29.6% for the year ended December 31, 1996 to 37.7% for the year ended December 31, 1997. The increases in sales and marketing expenses are primarily attributable to the hiring of additional sales, marketing, and customer support personnel during the periods presented, including additional personnel required to support indirect distribution channels, and increased spending on advertising and tradeshows. The Company expects that sales and marketing expenses will continue to increase in absolute dollars as the Company continues to expand its marketing programs and sales force to increase brand awareness, but they may vary as a percent of total revenue.

     General and Administrative. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, financial, human resource, information services, and other administrative personnel, as well as legal, accounting, and insurance costs. General and administrative expenses increased 94.9% from $501,000 for the nine months ended September 30, 1997 to $977,000 for the nine months ended September 30, 1998. General and administrative expenses increased 143.7% from $307,000 for the year ended December 31, 1996 to $749,000 for the year ended December 31, 1997. As a percentage of total revenue, general and administrative expenses decreased from 18.2% for the nine months ended September 30, 1997 to 17.6% for the nine months ended September 30, 1998 and increased from 16.5% for the year ended December 31, 1996 to 18.5% for the year ended December 31, 1997. The increase in absolute dollars is primarily attributable to the hiring of additional accounting, administration, and information services personnel and increased costs for rent and professional services. The Company expects general and administrative expenses to increase in absolute dollars to support the anticipated sales and operations, but they may vary as a percent of total revenue.

INCOME TAXES

     Income taxes decreased from $126,000 for the nine months ended September 30, 1997 to $16,000 for the nine months ended September 30, 1998, primarily due to lower income from operations resulting from the Company's increased operating expenses during the same period in 1998 and from research and development tax credits associated with the Company's investment in developing new products. The Company was an S Corporation, and therefore paid no corporate income taxes prior to 1997. Income taxes for the nine months ended September 30, 1997 reflect an effective tax rate of approximately 34.0% of taxable income and is comprised of federal and state income taxes. Income taxes for the nine months ended September 30, 1998 reflect the Company's estimated consolidated tax rate for federal and state taxes of approximately 12.0% of taxable income.

SELECTED QUARTERLY FINANCIAL RESULTS

     The following table sets forth a summary of the Company's unaudited quarterly operating results for each of the seven quarters in the period ended September 30, 1998, as well as results expressed as a percentage of the Company's total revenue for the periods indicated. This information has been derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this Prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                       QUARTER ENDED
                                     ----------------------------------------------------------------------------------
                                     MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,
                                       1997        1997        1997         1997        1998        1998        1998
                                     --------    --------    ---------    --------    --------    --------    ---------
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA
Revenue:
  Software licenses................   $  785      $  877      $  967       $1,207      $1,496      $1,661      $1,868
  Support services.................       22          42          66           89         125         168         221
                                      ------      ------      ------       ------      ------      ------      ------
         Total revenue.............      807         919       1,033        1,296       1,621       1,829       2,089

Cost of revenue....................       76          87          49           80         129         149         167
                                      ------      ------      ------       ------      ------      ------      ------
  Gross margin.....................      731         832         984        1,216       1,492       1,680       1,922
                                      ------      ------      ------       ------      ------      ------      ------
Operating expenses:
  Research and development.........      181         200         238          440         456         512         639
  Sales and marketing..............      259         351         449          469         720         799         878
  General and administrative.......      130         176         196          247         292         329         356
                                      ------      ------      ------       ------      ------      ------      ------
         Total operating
           expenses................      570         727         883        1,156       1,468       1,640       1,873
                                      ------      ------      ------       ------      ------      ------      ------
Income from operations.............      161         105         101           60          24          40          49
Other income, net..................        1           3           3            4           5           8           9
                                      ------      ------      ------       ------      ------      ------      ------
Income before income taxes.........      162         108         104           64          29          48          58
Income taxes.......................       55          37          35           24           3           6           7
                                      ------      ------      ------       ------      ------      ------      ------
Net income.........................   $  107      $   71      $   69       $   40      $   26      $   42      $   51
                                      ======      ======      ======       ======      ======      ======      ======
AS A PERCENTAGE OF TOTAL REVENUE
Revenue:
  Software licenses................     97.3%       95.4%       93.6%        93.1%       92.3%       90.8%       89.4%
  Support services.................      2.7         4.6         6.4          6.9         7.7         9.2        10.6
                                      ------      ------      ------       ------      ------      ------      ------
         Total revenue.............    100.0       100.0       100.0        100.0       100.0       100.0       100.0

Cost of revenue....................      9.4         9.5         4.7          6.2         8.0         8.1         8.0
                                      ------      ------      ------       ------      ------      ------      ------
  Gross margin.....................     90.6        90.5        95.3         93.8        92.0        91.9        92.0
                                      ------      ------      ------       ------      ------      ------      ------
Operating expenses:
  Research and development.........     22.4        21.8        23.0         33.9        28.1        28.0        30.7
  Sales and marketing..............     32.1        38.2        43.5         36.1        44.4        43.7        42.0
  General and administrative.......     16.1        19.1        19.0         19.1        18.0        18.0        17.0
                                      ------      ------      ------       ------      ------      ------      ------
         Total operating
           expenses................     70.6        79.1        85.5         89.1        90.5        89.7        89.7
                                      ------      ------      ------       ------      ------      ------      ------
Income from operations.............     20.0        11.4         9.8          4.7         1.5         2.2         2.3
Other income, net..................      0.1         0.3         0.3          0.3         0.3         0.4         0.4
                                      ------      ------      ------       ------      ------      ------      ------
Income before income taxes.........     20.1        11.7        10.1          5.0         1.8         2.6         2.8
Income taxes.......................      6.8         4.0         3.4          1.9         0.2         0.3         0.4
                                      ------      ------      ------       ------      ------      ------      ------
Net income.........................     13.3%        7.7%        6.7%         3.1%        1.6%        2.3%        2.4%
                                      ======      ======      ======       ======      ======      ======      ======

     During the Company's history, its operating results have varied on a quarterly basis and may fluctuate significantly in the future on a quarterly and annual basis as a result of a combination of factors. These factors include the level of demand for the Company's products; the volume and timing of orders; the level of product and price competition; the Company's ability to expand its domestic and international sales and marketing organizations; the Company's ability to develop new and enhanced products; the Company's ability to attract and retain key technical, sales, and managerial personnel; the mix of distribution channels through which the Company's products are sold; the growth in the acceptance of, and activity on, the Internet, particularly by users within organizations; the level of growth of intranets; customer budgets; seasonal trends in customer purchasing; foreign currency exchange rates; and general economic factors. In addition, the amount of revenue associated with particular licenses can vary significantly based upon the number of products licensed and the number of devices involved in the installation. The Company establishes its expenditure levels for product development, sales and marketing, and other operating expenses based, in large part, on its expected future revenue. There can be no assurance that the Company's expectations regarding future revenue are accurate. As a result, if revenues fall below expectations, operating results and net income are likely to be adversely and disproportionately affected because only a small portion of the Company's expenses vary with its revenue.

     The Company is also increasing its sales and marketing efforts focused on larger purchases by larger customers. Such transactions are generally more complex and may increase the length of the Company's average sales cycle. The Company anticipates that an increasing portion of its revenue could be derived from larger orders, in which case the timing of receipt and fulfillment of any such orders could cause fluctuations in the Company's operating results, particularly on a quarterly basis.

     Due to the foregoing factors, the Company's operating results are difficult to forecast. The Company believes that period-to-period comparisons of its historical operating results are not meaningful and should not be relied upon as an indication of future performance. Also, the Company's operating results may fall below the expectations of the Company, securities analysts, or investors in some future quarter. In such event, the market price of the Company's Common Stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations primarily with cash from operations and loans and capital contributions from shareholders. As of September 30, 1998, the Company had working capital of approximately $127,000, compared to working capital of $260,000 at December 31, 1997.

     Net cash generated by operating activities was approximately $868,000 for the nine months ended September 30, 1998, $808,000 for the year ended December 31, 1997, and $441,000 for the year ended December 31, 1996. Cash generated by operating activities resulted primarily from profitable operations, higher credit card sales volume, and increased accrued liabilities, partially offset by increased accounts receivable for the periods indicated.

     Net cash used for investing activities was approximately $401,000 for the nine months ended September 30, 1998, $270,000 for the year ended December 31, 1997, and $156,000 for the year ended December 31, 1996. Investing activities for the periods were primarily purchases of computer equipment and related software. At November 30, 1998, the Company had no material commitments for capital expenditures.

     Net cash used for financing activities was approximately $50,000 for the nine months ended September 30, 1998, $53,000 for the year ended December 31, 1997, and $142,000 for the year ended December 31, 1996. The use of cash was primarily for the repayment of loans made to the Company by its shareholders and the payment of shareholder dividends, partially offset by the private sale of stock during March 1997.

     As of September 30, 1998, the Company had approximately $1.2 million in cash and cash equivalents and a $750,000 bank line of credit with a major financial institution. The line of credit expires on April 30, 1999. Borrowings under the line generally are limited to 80% of the Company's eligible accounts receivable. Interest on the unpaid balance accrues at a rate of prime plus 0.25%. Borrowings under the line of credit are collateralized by the Company's accounts receivable, inventory, and general intangible assets, including its intellectual property rights. The line of credit agreement contains financial covenants, including the ratio of current assets to liabilities, and tangible net worth. As of November 30, 1998, the Company had a letter of credit for $225,000 outstanding against this line and was in compliance with all covenants. Since its inception, the Company has significantly increased its operating expenses. The Company anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses and capital expenditures will constitute a material use of the Company's cash resources. In addition, the Company may utilize cash resources to fund acquisitions or investments in businesses, technologies, or product lines that are complementary to the Company's business. The Company believes that the net proceeds to the Company from the Offering, together with its current cash and cash equivalents, and funds expected to be generated from operations, will satisfy the Company's anticipated working capital and other cash requirements for at least the next 12 months.

IMPACT OF THE YEAR 2000 COMPUTER PROBLEM

     The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

STATE OF READINESS OF THE COMPANY'S PRODUCTS

     All new products introduced by the Company will be Year 2000 compliant. The Company has been testing its existing products for use in the year 2000 and beyond. The results suggest that the following versions of its products, and later versions of such products, are Year 2000 compliant:

     - AuditTrack v 3.2

     - SmartPass v1.09

     - WebTrends Log Analyzer v 4.0a

     - WebTrends Professional Suite v1.0a

     - WebTrends Enterprise Suite v1.0a

     - WebTrends Suite for Lotus Domino v1.0

     - WebTrends for Firewalls and VPNs v1.0

     Certain of the Company's customers may be using older versions of the above products and will need to update or upgrade such products to achieve Year 2000 compliance. In addition, the Company has not tested certain products that it no longer markets for Year 2000 compliance, some of which might still be in use. Furthermore, the Company's testing does not cover every possible computing environment. Accordingly, some customers may have Year 2000 problems with products that the Company believes are Year 2000 compliant.

STATE OF READINESS OF THE COMPANY'S INTERNAL SYSTEMS

     The Company may be affected by Year 2000 issues related to non-compliant internal systems developed by the Company or by third-party vendors. The Company has received assurances from its third-party vendors for all material systems in use by the Company that such systems are Year 2000 compliant. The Company is not currently aware of any Year 2000 problem relating to any of its internal, material systems. The Company plans to test all such systems for Year 2000 compliance by June 30, 1999. The Company does not believe that it has any material systems that contain embedded chips that are not Year 2000 compliant.

     The Company's internal operations and business are also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. The Company believes that absent a systemic failure outside the control of the Company, such as a prolonged loss of electrical or telephone service, Year 2000 problems at such third parties will not have a material impact on the Company.

COST

     Based on its assessment to date, the Company does not anticipate that costs associated with remediating the Company's non-compliant products or internal systems will be material.

RISKS

     Any failure of the Company to make its products Year 2000 compliant could result in a decrease in sales of the Company's products, an increase in allocation of resources to address Year 2000 problems of the Company's customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by the Company's customers due to such Year 2000 problems. Failures of the internal systems of the Company could temporarily prevent the Company from processing orders, issuing invoices, and developing products, and could require the Company to devote significant resources to correcting such problems. Due to the general uncertainty inherent in the Year 2000 computer problem, resulting from the uncertainty of the Year 2000 readiness of third-party suppliers and vendors, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's business, results of operations, and financial condition.

IMPACT OF EUROPEAN MONETARY CONVERSION

     The Company is aware of the issues associated with the forthcoming changes in Europe aimed at forming a European economic and monetary union. The Company is still assessing the impact that the conversion to the Euro will have on its internal systems, the sale of our products, and the European and global economies. The Company will take appropriate actions based on the results of such assessment. The Company has not yet determined the cost related to addressing this issue. This issue and its related costs could have a material adverse effect on the Company's business, results of operations, and financial condition.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This Statement establishes standards for the reporting and display of comprehensive income and its components. WebTrends adopted SFAS No. 130 on January 1, 1998. The impact on the Company's Financial Statements was not material.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting operating segments in annual Financial Statements and requires selected information about operating segments in interim Financial Statements. WebTrends adopted SFAS No. 131 on January 1, 1998. The impact on the Company's Financial Statements was not material.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its consolidated financial statements.

     In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The standard also requires that changes in the derivatives' fair value be recognized currently in results of operations unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. WebTrends does not expect SFAS 133 to have a material impact on its consolidated financial statements.

                                    BUSINESS

     The following Business Section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     WebTrends Corporation is a leading provider of enterprise management and reporting solutions for Internet-based systems. WebTrends offers organizations a comprehensive set of solutions that are integrated, scaleable, modular, and easy-to-use. The Company's enterprise management products facilitate analysis and reporting of Web site traffic, Internet advertising campaigns, quality, content, usage, and e-commerce activities, as well as return on investment ("ROI") from Internet-based systems. WebTrends' solutions also help organizations manage their Internet infrastructure by providing valuable information about firewall activity, virtual private networks, and security vulnerabilities, as well as capacity and bandwidth requirements. The Company's products have been specifically designed to enable organizations to centrally manage and administer multiple Internet-based systems across the enterprise regardless of the quantity or geographic locations of servers supporting those systems.

INDUSTRY BACKGROUND

EXPLOSIVE GROWTH OF THE INTERNET

     The Internet has grown in less than a decade from a limited research tool to a global network consisting of millions of computers and users. The Internet is expected to continue to grow rapidly. International Data Corporation ("IDC") estimates that the number of Internet users worldwide will grow from approximately 69 million in 1997 to 320 million in 2002. The U.S. Department of Commerce estimates that Internet traffic doubles every 100 days. The number of Internet Web sites is also growing rapidly. The number of Web sites detected by the Netcraft Web Server Survey increased from approximately 526,000 in November 1996 to approximately 1.6 million in November 1997, and to over 3.5 million in November 1998, reflecting annual growth exceeding 100%. Network Solutions, Inc., which estimates that it holds a 75% worldwide market share in domain name registrations, had registered 2.8 million domains as of September 30, 1998, a 114% increase from the previous year.

     Attracted by increasing numbers of users, Internet-based businesses that are supported primarily by advertising revenue have developed. Traditional businesses have also realized incremental advertising revenue from their Web sites. Jupiter Communications estimates that Internet advertising spending will grow from $1.9 billion in 1998 to $7.7 billion in 2002. The growth of the Internet is primarily attributable to its value as a low-cost, open, and ubiquitous platform for communications and commerce. As a result of these attributes, organizations are increasingly embracing the Internet as a critical platform for communicating with key constituents and conducting business. Internally, many organizations have adopted Internet-based systems to facilitate communications among employees and to automate internal business processes. Many organizations are adding Web-based applications to increase sales, cut costs, and improve customer service. Customer-centric applications range from Web sites offering electronic brochures, to electronic acquisition of goods and services, and automated customer service and support. Organizations are making large investments in these applications to create meaningful and attractively presented content that informs, entertains, and communicates. Emerging applications now enable organizations to attract customers and build customer loyalty by offering dynamic, personalized content. Web-based applications for suppliers and distributors have also significantly improved business-to-business procurement, payment systems, and logistics planning. Entirely new businesses have emerged that have been developed specifically to exploit the unique characteristics of the Internet and e-commerce. Accordingly, IDC estimates that the volume of Internet commerce will increase from approximately $12 billion in 1997 to over $400 billion in 2002.

GROWTH OF INTERNET TECHNOLOGY, CONTENT, AND INFRASTRUCTURE

     Organizations are supporting their Internet-based systems by investing heavily in technology, content, and infrastructure. Forrester Research estimates that spending on software and services for e-commerce alone will exceed $5.6 billion in 1998 and $35 billion by 2002. The creation of Internet content continues to grow rapidly by any measure. For example, as of May 27, 1998, the AltaVista search engine had indexed more than 140 million Web pages, an increase of more than 40 million pages in the first five months of 1998. The Internet uses Web and specialized servers for different tasks and forms of communications. For example, specialized servers are used for Web browsing, mail, chat, news groups, file transfers, and audio and video streaming. A measure of the growth of the Internet infrastructure is the number of Web and other Internet servers that are installed. These servers are programs that respond to requests for information and manage data from back-end computing resources. According to IDC, the number of Web and other Internet servers installed will grow from approximately 6.3 million in 1998 to nearly 12 million in the year 2002.

     Two other important components of the Internet infrastructure are proxy servers and firewalls, which are used to improve the performance of information gathering and to prevent unauthorized access to network resources, respectively. Firewalls are also used to implement VPNs. VPNs facilitate secure communications within an organization among geographically dispersed employees by using encryption and security to provide the attributes of a private network while transporting information over the public Internet. IDC expects the worldwide firewall market to grow from approximately $353 million in 1997 to $1.2 billion by the year 2000.

NEED FOR ENTERPRISE MANAGEMENT AND REPORTING SOLUTIONS FOR INTERNET-BASED
SYSTEMS

     As organizations have increased their reliance on the Internet, their fundamental challenge has been to ensure that their investments in Internet technology, content, and infrastructure are furthering their strategic goals. These organizations are increasingly looking for management and reporting solutions that track and control the effectiveness of their Internet-based systems by optimizing Internet advertising, measuring return on investment, monitoring performance, and determining usage patterns. Specifically, organizations need to track and optimize a user's experience on the organization's Internet sites, whether it be an employee, customer, or business partner. Organizations also must manage their investments in Internet advertising.

     Without effective management and reporting, Internet-based systems are unlikely to fulfill their strategic missions. A September 1998 Forrester Research survey of 25 new media executives and Web site design experts found that most of their Web sites did not provide enough information and suffered from reliability problems and quality issues, such as broken links and failed functions. Similarly, a 1997 survey from InfoWeek/Ernst &

Young revealed a significant increase in security threats and insufficient resources to monitor network security.

     In order for management to optimize the effectiveness and value of Internet-based systems, such systems must fulfill the business needs of the critical functional areas within the organization. Examples include:

     - EXECUTIVE MANAGEMENT. How successful is the implementation of our Internet strategy? What is the return on investment?

     - MARKETING AND SALES. Which Web site visitors are purchasing our products and services? Is our advertising effective in bringing qualified prospects to our Web site?

     - INFORMATION TECHNOLOGY. Is our existing Internet infrastructure secure and does it have sufficient capacity? Are we providing reports to functional managers that enable them to effectively manage our Internet investment?

     - CUSTOMER SERVICE. Has our Web site reduced the volume and duration of telephone support calls? What are the most common support issues?

     - FINANCE. Are we allocating Internet-related expenditures correctly? How is our Internet strategy affecting employee productivity?

     Despite the widespread need for comprehensive, scaleable, and easy-to-use management and reporting solutions for Internet-based systems, there have been no solutions offering all of these capabilities. Traditional network management tools are not designed specifically for the Internet and do not allow business managers to analyze Internet-specific activities and content effectively, increasing the likelihood that Internet investments will be misallocated. Custom applications and data mining tools are not cost-effective solutions because of the volume and complexity of the underlying data. The few Internet tools available are typically limited to particular needs, such as traffic analysis, security analysis, or quality analysis. Furthermore, certain stand-alone tools for traffic analysis are prohibitively expensive, yet do not scale to high volume Web sites. In addition, piecing together individual tools from different vendors for traffic analysis, security analysis, quality control, and other management functions into a complete solution is expensive, difficult to manage, and results in a confusing array of inconsistent user interfaces and report formats.

THE WEBTRENDS SOLUTION

     WebTrends offers a comprehensive solution of integrated, scaleable, and modular software products that enable organizations to cost-effectively manage and report on their Internet-based systems. The Company's enterprise management products facilitate analysis and reporting of Web site traffic, quality, content, usage, and e-commerce activities, as well as returns on investments from Internet-based systems and Internet advertising campaigns. WebTrends' solutions also help organizations manage their Internet infrastructure by providing valuable information about firewall activity, VPNs, and security vulnerabilities, as well as capacity and bandwidth requirements.

     The WebTrends solution has the following key benefits:

     Comprehensive Solution. WebTrends' products provide a comprehensive solution to important Internet management needs. As Internet technology has evolved and additional management requirements have become apparent, the Company's modular architecture has enabled WebTrends to rapidly develop additional products and product enhancements to meet customer needs.

     Centralized Management. The WebTrends solution enables organizations to centrally manage and administer multiple Internet-based systems across the enterprise regardless of the quantity or geographic locations of servers supporting those systems. WebTrends' products analyze data from servers that run in numerous operating environments, including UNIX, Windows NT, NetWare, and others. Organizations can also use the Company's products to manage Web sites hosted by third parties such as ISPs.

     Scaleability and Performance. The WebTrends solution is capable of managing and reporting on high-traffic and distributed Internet-based systems. The WebTrends solution is designed to scale to the following environments:

     - A single system hosting up to 500 Web sites.

     - One Internet server spread across a 50-server cluster.

     - One Internet server or firewall generating over 40 million hits per day.

     - One Internet server or firewall generating log files exceeding 10 gigabytes per day.

     - One Internet server or firewall consisting of tens of thousands of Web pages.

     WebTrends products are designed to produce results quickly. For example, server logs can be analyzed in real time while transactions are being processed. In addition, results of traffic analyses can be stored using the Company's FastTrends caching technology, allowing customers to perform further analyses or reorganize results quickly.

     Comprehensive and Flexible Reporting. Each WebTrends product produces dozens of reports that can be customized for format and content. Reports can be generated in HTML for on-line browsing or in Microsoft Word or other formats for professional looking printed output.

     Ease of Use and Installation. WebTrends' solutions have features that make them easy to use, including fast installation, automatic detection of data sources such as server logs, and an award-winning user-interface consistent across all products. These features permit the Company's solutions to be used throughout an organization by marketing, sales, and financial managers, as well as Webmasters and other IT professionals.

     Open and Flexible. WebTrends solutions are designed to integrate with other systems. Data can be analyzed from numerous Internet system components developed by dozens of vendors. Results can be exported to either the Company's FastTrends cache or any ODBC-compliant database. ISPs can use the WebTrends ISP application programming interface to automate configuration for their own customers. Independent software developers can develop their own applications as cartridges that interface with the WebTrends framework.

STRATEGY

     WebTrends' objectives are to continue to lead and expand the market for enterprise management and reporting solutions for Internet-based systems. Key strategies to achieving these objectives include:

     Leverage Market Leadership to Build Brand Awareness. The Company believes it is the leading provider of enterprise management and reporting solutions for Internet-based systems. WebTrends has been able to accomplish this by being the first company to market a solution combining Web site traffic analysis -- a market in which WebTrends is the leader with almost three times the share of its next closest competitor according to a March 1998 IDC report -- with a variety of other products that enable organizations to manage several critical aspects of their Internet investments, such as firewall activity and VPNs. Fundamental to the Company's strategy has been its belief that enterprise management and reporting solutions for Internet-based systems require broad, integrated solutions that track not just Internet traffic, but also quality, performance, and security. Thus, the Company has, and will continue to leverage its market leadership to offer additional traffic analysis, security, e-commerce management, and other new products that enable organizations to manage the evolving needs of their Internet-based systems.

     Offer Comprehensive Internet Management Solutions. The Company intends to reinforce and aggressively market its existing position as the only vendor offering a comprehensive set of solutions for important Internet management needs. The Company believes that individuals within an organization making purchase decisions for Internet management and reporting solutions prefer a set of solutions that offer consistent features for installation, reporting format, user interface, and scaleability. The Company introduced its Enterprise and Professional Suites in 1997, its Server Cluster Add-on, Lotus Domino Suite, and Security Analyzer in 1998 and has several new products planned for 1999. The Company intends to continue to develop new features and products to meet the additional management demands that will arise as Internet usage and technologies evolve.

     Address Needs of Both IT Professionals and Other Business Managers. In addition to marketing its products to IT professionals on the basis of performance and technical capabilities, the Company's strategy is to market directly to the needs of business managers in such departments as sales and marketing, customer service, finances, and human resources. WebTrends' products enable these managers to make informed enterprise-wide management decisions. At the same time, the Company markets its products as the preferred solution for the IT professional to not only manage essential Internet issues such as network bandwidth, navigation, capacity, quality assurance, system availability, and security, but also increasingly to provide vital information to other managers across the enterprise.

     Exploit Architecture to Expand Product Line for Evolving Internet
Systems. The Company's extensible, cartridge-based product architecture significantly reduces the design cycle, allowing the Company to bring new products and features to market on a frequent, timely basis. This strategy is critical because the Company must continue to provide management solutions for evolving Internet technologies. Since the introduction of the Company's original Web site traffic analysis product in 1996, the Company has introduced five additional product offerings, with an additional three scheduled for introduction through June 1999.

     Aggressively Expand Channels and Geographic Scope of Sales. To increase the distribution and visibility of its products, the Company intends to continue to expand its domestic and international sales capabilities. The Company anticipates adding telesales and on-line sales resources and augmenting its field sales staffing and locations. The Company also intends to invest significant efforts in further developing its indirect channels with key VARs, distributors, resellers, OEMs, ISPs, and other channel partners in both domestic and international markets.

     Continue to Offer Scaleable Solutions that Address All Segments of WebTrends' Market. The Company intends to reinforce its image as the leading provider of enterprise management and reporting solutions of Internet systems by continuing to offer a wide range of product choices and suite configurations at price points appropriate to the resources and requirements of a broad spectrum of business users. The speed, utility, and scaleability of the Company's products make them appropriate for the enterprise management and reporting needs of the largest Internet systems. The Company's customers include large organizations managing networks of hundreds of servers as well as ISPs providing hosted Internet resource management to thousands of customers. In addition, the Company has provided its solutions to organizations that require information management for specific high-traffic Internet events such as NASA's Web site for the John Glenn shuttle mission that received over 7 million hits on its most active day. All of these customers look to the Company's solutions for their ability to scale to the demands of large volumes of Internet users. At the same time, the price/performance attributes of the Company's products make them affordable and appropriate solutions for business users with more modest system requirements.

     Invest in Technology to Maintain Leadership and Product Performance. The Company believes that its customers purchase its solutions primarily due to their superior performance characteristics. WebTrends' existing products offer superior reliability, high speed relative to other available solutions, a broad array of information reporting and analysis choices, and the ability to scale up to very high traffic requirements. The Company believes that the reputation of its existing products for performance will facilitate acceptance of additional products into its market. The Company intends to continue to devote substantial resources to the enhancement of its existing solutions and the development of new products as the demands of its market evolve.

PRODUCTS AND SERVICES

     WebTrends markets management suites, as well as stand-alone products for traffic analysis, security analysis, and firewall management.

MANAGEMENT SUITES AND TRAFFIC ANALYSIS

     WebTrends Professional Suite. WebTrends Professional Suite is an integrated enterprise solution that manages and reports on an organization's important Internet-related functions. It consists of four functional cartridges:

     1. Web Site Traffic Analysis: The Web Site Traffic Analysis Cartridge analyzes log files created by Web servers to provide valuable information concerning the site and the users that visit it. It is compatible with all significant Web servers and can analyze both local and remote server log files. The Web Site Traffic Analysis Cartridge can produce separate analyses for each of multiple Web sites that share a single Web server. Traffic analysis reports answer questions such as:

     - How many qualified prospects are being drawn to the Web site by an advertising campaign?

     - Which search engines and portals are referring qualified prospects to the Web site?

     - Which pages are most popular? What changes can be made to the Web site to make the most popular pages easy to find?

     - How can the appearance of the Web site be improved in light of the most frequently used browsers and access speeds of our visitors?

     2. Proxy Server Traffic Analysis: The Proxy Server Traffic Analysis Cartridge enables real-time analysis of employee Internet usage. Proxy server traffic analysis reports answer questions such as:

     - What Web sites provide useful information to employees?

     - Which employees use the most resources?

     - How much time do employees spend browsing Web sites that are unrelated to their work?

     3. Link Analysis and Quality Control: The Link Analysis and Quality Control Cartridge detects broken links and other quality related problems on Web sites. Link analysis and quality control reports answer questions such as:

     - Does my Web site contain links to nonexistent Web pages?

     - Which Web pages are slow to load in a browser?

     - Does the Web site include duplicative images?

     4. Monitoring, Alerting, and Recovery: The Monitoring, Alerting, and Recovery Cartridge monitors devices such as servers, routers and databases, and both issues alerts by e-mail or pager and runs automatic recovery routines when failures are detected. Monitoring, alerting, and recovery reports answer questions such as:

     - What is the total downtime of our Internet-based system?

     - Which components in our Internet-based system have experienced the greatest number of failures?

     WebTrends Enterprise Suite. The WebTrends Enterprise Suite adds advanced capabilities to the WebTrends Professional Suite. The WebTrends Enterprise Suite includes the Company's DBTrends technology. DBTrends allows an IT professional to integrate Web traffic analysis results with data from the organization's existing databases for custom analysis of e-commerce and other advanced applications. The WebTrends Enterprise Suite also permits WebTrends analyses to be exported to ODBC-compliant databases for archiving and historical analyses.

     WebTrends Log Analyzer. The WebTrends Log Analyzer is a stand-alone product that provides all of the capabilities of the Web Site Traffic Analysis Cartridge included in the WebTrends suites. The WebTrends Log Analyzer was the Company's first product for managing Internet-based systems and is a popular choice for organizations that require an inexpensive, feature-rich solution for traffic analysis.

     WebTrends Reporting Server for UNIX. The WebTrends Reporting Server for UNIX is a Web site traffic analysis solution that runs on Sun's Solaris UNIX platform. It is designed to serve the needs of ISPs and enterprise customers by allowing multiple users concurrent, remote management and access to reports via Web browsers residing on any Windows, UNIX, or Macintosh client using HTML, Java, and ActiveX technologies. The WebTrends Reporting Server for UNIX is currently in beta testing.

     WebTrends Server Cluster Add-on. The WebTrends Server Cluster Add-on enables the WebTrends Enterprise Suite to analyze multiple log files created by Web servers in a cluster -- a group of Web servers cooperating to provide high bandwidth and reliable access to a single Web site -- automatically reconstructing the correct time of arrival for each and every hit, to produce accurate Web traffic analysis reports. The WebTrends Server Cluster Add-on also reports how well the load is balanced across the servers in the cluster and how well a redirector device is distributing requests to servers that are installed in different geographic locations.

     WebTrends Suite for Lotus Domino. The WebTrends Suite for Lotus Domino contains the functionality of the cartridges of the WebTrends Professional Suite, with each cartridge customized for the Lotus Domino Web server environment.

     WebTrends Advertising ROI Add-on. The WebTrends Advertising ROI Add-on helps organizations manage their e-commerce and on-line advertising activities. The WebTrends Advertising ROI Add-on creates a profile of an organization's Internet-based advertising campaigns and expenditures and assigns a monetary value for individual Web site visitors by analyzing their activity and their interest in specific products or services. The Add-on uses the profile and traffic data to calculate the organization's return on investment from each advertisement, allowing the organization to make more effective advertising investments. The WebTrends Advertising ROI Add-on is currently in development and is expected to be released as an add-on product to the WebTrends Enterprise Suite during the first quarter of 1999.

     WebTrends Streaming Media Cartridge. The WebTrends Streaming Media Cartridge reports on traffic of audio and video servers available from RealNetworks, Inc. and Microsoft. Reports from this cartridge will identify the number of streams requested, the connection speeds for browsers, and the most popular content. This cartridge is currently in development and is expected to be released as part of the WebTrends Enterprise Suite during the first quarter of 1999.

SECURITY AND FIREWALL MANAGEMENT

     WebTrends for Firewalls and VPNs. WebTrends for Firewalls and VPNs is an enterprise management solution that provides information that enables organizations to manage bandwidth usage, security, employee usage of Web sites outside of the firewall, and traffic originating from outside the firewall. WebTrends for Firewalls and VPNs is compatible with firewall products from all of the leading firewall vendors including Check Point Software Technologies, Inc., Cisco Systems, Inc., Lucent Technologies Inc., and Network Associates. Firewall and VPN reports answer questions such as:

     - Have hackers tried to breach our security?

     - Does my Internet-based system have sufficient capacity and bandwidth to service current traffic volume?

     - What errors are occurring during user sessions?

     - Which employees and departments use the most resources?

     WebTrends Security Analyzer. The WebTrends Security Analyzer helps secure Internet servers and other Internet devices by detecting security vulnerabilities and recommending fixes that decrease the likelihood of intrusions by hackers. An AutoSync capability updates the WebTrends Security Analyzer as system vendors discover new vulnerabilities. The WebTrends Security Analyzer is currently in beta testing.

AUDITTRACK

     When the Company was founded in 1993, its business plan was to develop solutions for managing Novell networks. WebTrends continues to sell, support, and enhance AuditTrack, a solution for auditing activity on Novell network servers.

AWARDS

     WebTrends' products have received over 25 industry awards including the following:
--------------------------------------------------------------------------------

AWARD                                          PRODUCT                 DATE AWARDED
-------------------------------------------------------------------------------------
 Network World's Blue Ribbon       WebTrends Enterprise Suite 3.0     December 1998
   Award
-------------------------------------------------------------------------------------
 Network Computing Editor's        WebTrends Enterprise Suite 2.1     November 1998
   Choice Award
-------------------------------------------------------------------------------------
 Finalist, PC Computing 1998 MVP   WebTrends Professional Suite 2.1   November 1998
   Award
-------------------------------------------------------------------------------------
 Internet Commerce Expo, Best of   WebTrends Professional Suite       September 1998
   Class
-------------------------------------------------------------------------------------
 PC Magazine Editor's Choice       WebTrends Log Analyzer 4.0         March 1998
-------------------------------------------------------------------------------------
 VAR Business Magazine, VAR        WebTrends Professional Suite       January 1998
   Business Recommends
-------------------------------------------------------------------------------------
 Software Publisher's Association  WebTrends Professional Suite       January 1998
   CODIE Award Finalist for Best
   Enterprise Management Tools
-------------------------------------------------------------------------------------
 ZDNet Editor's Choice (Five Star  WebTrends Log Analyzer 4.0 and     December 1997
   Rating)                         WebTrends Professional Suite 1.0
-------------------------------------------------------------------------------------

LICENSING AND PRICING

     All of WebTrends' products are licensed for use and are priced to be affordable to both large and small organizations. In general, WebTrends' products are licensed to be run on a single computer. WebTrends offers customers who license its products the option to purchase one-year subscriptions that permit users to download all new versions of the licensed product during the subscription period. Subscriptions are generally priced at 20% of the license fee. The Company periodically changes its pricing and licensing policies as a result of competitive conditions and other factors. The following table lists end-user product prices as of December 1, 1998 (upgrade pricing and shipping and handling charges not shown). The Company offers reseller discounts, volume discounts, and occasional promotional pricing.

-----------------------------------------------------------------------------------------------------
                                                                           U.S.        INTRODUCTION
PRODUCTS                                       SCOPE                    LIST PRICE         DATE
-----------------------------------------------------------------------------------------------------
 MANAGEMENT SUITES AND TRAFFIC ANALYSIS
-----------------------------------------------------------------------------------------------------
 WebTrends Enterprise Suite                    500 virtual domains        $1,499      September 1997
-----------------------------------------------------------------------------------------------------
 WebTrends Professional Suite                  100 virtual domains        $  499      November 1997
-----------------------------------------------------------------------------------------------------
 WebTrends Log Analyzer                        50 virtual domains         $  299      February 1996
-----------------------------------------------------------------------------------------------------
 WebTrends Reporting Server for Unix           10 domains/10 users       $2,999*      1st Half 1999
                                               Additional 10 pack        $1,000*
-----------------------------------------------------------------------------------------------------
                                               Each additional
 Server Cluster Add-on                         server                     $  999      August 1998
-----------------------------------------------------------------------------------------------------
 WebTrends Suite for Lotus Domino              500 virtual domains        $  999      May 1998
-----------------------------------------------------------------------------------------------------
 Advertising ROI Add-on                        TBD**                      TBD**       1st Half 1999
-----------------------------------------------------------------------------------------------------
 SECURITY AND FIREWALL MANAGEMENT
-----------------------------------------------------------------------------------------------------
 WebTrends for Firewalls and VPNs              Each firewall              $1,499      June 1998
-----------------------------------------------------------------------------------------------------
 WebTrends Security Analyzer                   255 IP Addresses           $1,499      1st Half 1999
                                               Unlimited IP
                                               Addresses                  $4,999
-----------------------------------------------------------------------------------------------------

-------------------------
*  Projected

** To Be Determined

PRODUCT ARCHITECTURE AND TECHNOLOGY

     The focus of product development at WebTrends is to bring new products as well as new versions of existing products to market quickly in order to keep pace with the rapid evolution of Internet technologies and increasing customer demands. The Company has recruited a product development team experienced in bringing quality products to market on-time. As of December 1, 1998, the Company's product development team consisted of 24 employees with responsibilities that include software engineering, quality assurance, and technical writing. This team is currently developing new versions of most of the Company's existing products as well as new cartridges for analyzing the return on investment from Internet-based systems and for managing streaming audio and video Internet servers.

[WEBTRENDS ILLUSTRATION]

     The Company's product architecture and technologies, as shown in the above diagram, provide significant competitive advantages. The architecture consists of application cartridges atop a shared foundation of base technologies. The application cartridges request services from the foundation, where most of the code is located, through an application programming interface ("API"). This shared foundation shortens the product development cycle because the shared components do not have to be redeveloped for each new application cartridge. In addition, enhancements to the foundation, such as improving the speed of the report generator, benefit all cartridges.

     Some of the important base technologies are:

     Scheduler. The Scheduler automatically runs analyses and reports at specified times and intervals, without the presence of an operator.

     Graphical User-Interface (GUI) Framework. WebTrends' GUI framework improves usability by maintaining a consistent look and feel across each of WebTrends' products.

     Reporting Engine. WebTrends' Reporting Engine permits customers to customize the reports generated by the application cartridges. In addition, many reports can be generated in HTML, Microsoft Word, Microsoft Excel, or comma delimited formats.

     Language Editor. A language editor is built into the products that facilitates customizing the product for international use.

     The Company has numerous additional technologies and product features, including the following:

     Direct Analysis of Server Logs. WebTrends' products can analyze server logs as they are created or at scheduled times. In either case, the server logs are read and analyzed in a single pass. The Company believes that the alternative approach of first importing the log data into a database management system and then analyzing the data is slow and costly.

     FastTrends Cache. The Company's FastTrends caching technology stores the results of an analysis allowing customers to quickly perform further analysis or reorganize the results in meaningful ways. FastTrends contributes to the scaleability of the Company's products by efficiently handling large amounts of data.

     64-bit Technology. WebTrends has implemented 64-bit technology to permit its products to analyze log files containing more than 4 gigabytes of data. WebTrends' products are compiled to run on 32-bit processors.

     Standard Programming Languages. The Company's engineers develop software using C and C++ programming languages to produce fast, scaleable products. Standard programming languages also ease porting the Company's technology to new operating environments.

     Remote Analysis. The Company's products need not reside on the server being analyzed. Server logs can be exported to the system where the product resides or can be remotely accessed.

     Compatibility with ODBC Databases. WebTrends' products can obtain data from ODBC-compliant databases for analysis. In addition, the results of analyses can be exported to ODBC-compliant databases.

     Information Gathering. The registration engine built into the Company's products collects detailed customer information. The products also have a customer feedback feature that encourages customers to communicate with the Company. Information from both of these sources is used for sales leads and as input for the next round of product upgrades and improvements.

SERVICES AND SUPPORT

     WebTrends provides technical support to its registered users by telephone, e-mail, and on its Web site. The Company's products are easy to install and use, and the Company also maintains an extensive database of support information on its Web site, all of which enables the Company's support organization to operate efficiently and increases customer loyalty and satisfaction.

     The Company intends to continue to enhance its services capabilities. Its recently-formed professional services organization will provide end-user implementation and training, certification and training for third-party service providers and resellers, and management and reporting for high-traffic Internet events and seminars. The Company also relies on VARs and ISPs that distribute and promote the Company's products to provide similar services.

CUSTOMERS

     As of December 1, 1998, WebTrends had licensed over 50,000 products to over 20,000 customers. Some of its customers are Internet-based businesses that were specifically formed to take advantage of emerging Internet opportunities. However, the bulk of its customers are traditional companies from all segments of the economy that are developing new applications and porting existing applications to the Internet. The Company's products are used by over one-third of the Fortune 500, but are also affordable to small organizations.

     An important customer segment for the Company is ISPs that sell Web site hosting services. Several of these ISPs use WebTrends' products to perform WebTrends' analyses on their customers' Web sites as an added service. Some of the ISPs' own customers have become WebTrends' customers to do more sophisticated analyses in-house or to analyze other in-house, Internet servers.

Representative customers include:

TECHNOLOGY
Cisco Systems
Compaq Computer
Dell Computer
EDS
Hewlett-Packard
IBM
Intel
Siemens

TELECOMMUNICATIONS
AT&T
Ameritech
Bell Atlantic
British Telecom
GTE

PUBLIC SECTOR
City of San Jose
NASA
University of Illinois
U.S. Air Force
U.S. Dept. of Labor
U.S. House of Representatives
INTERNET SERVICE PROVIDERS
@Home
Cable and Wireless
DIGEX
NETCOM
Prodigy
PSINet
Verio

MEDIA
BBC
Dow Jones & Company
NBC
Playboy Enterprises
Washington Post

MANUFACTURING
Boeing
Caterpillar
DaimlerChrysler
Eastman-Kodak
Ford Motor Co.
Pharmacia & Upjohn
INTERNET COMPANIES
InfoSeek
Netscape
Peapod
USWeb
UUNet

FINANCIAL SERVICES
American Express
BankAmerica
Chase Manhattan
Dun and Bradstreet
Union Bank

TRANSPORTATION
Air New Zealand
Alaska Airlines
American Airlines
Greyhound Lines
KLM Royal Dutch Airlines

CASE STUDIES

DIGEX Incorporated -- ISP Managing Web Sites for its Customers

     DIGEX is a leading national Internet carrier that hosts and manages hundreds of Web sites and firewalls for companies including America's Health Network and Nike. DIGEX derives competitive advantage from its sophisticated Web site management organization that includes 250 employees.

     In August 1997, DIGEX initiated an engineering effort to evaluate Web site reporting and analysis solutions to provide management reports to its customers. After running a full battery of tests and comparing several competing traffic analysis solutions, DIGEX decided to standardize on a single traffic analysis software package to avoid the difficulties and expense in providing world-class support on a variety of different applications.

     DIGEX selected WebTrends' products because of their industry-leading functionality, high quality, attractive prices, and ease of use. WebTrends' support for server clusters and ability to perform with little to no demand on the Web servers during peak hours were also critical. For example, the WebTrends Log Analyzer generates reports between 1 a.m. and 2 a.m. daily for one of DIGEX's largest customers whose site runs on a cluster of nine Web servers each producing a 200 megabyte log file each day.

     DIGEX cites three key benefits from its use of WebTrends' products:

     - Increased Customer Satisfaction: DIGEX is experiencing improved customer retention because customers are more satisfied with their overall hosting solution.

     - Reduced Cost: DIGEX estimates that it is saving $200,000 per year, compared to when it was supporting multiple reporting packages.

     - Increased Competitiveness: DIGEX's ability to deliver industry-leading reporting functionality provides a competitive advantage over Web-hosting competitors.

     Since standardizing on WebTrends, DIGEX has installed hundreds of copies of WebTrends' products.

Cable & Wireless USA -- ISP Keeping Up With Customer Demands

     Cable & Wireless owns and operates one of the world's premier Internet networks. Its Internet Solutions Center manages mission-critical Web sites for hundreds of global corporations. In May 1998, after extensive testing and evaluation of off-the-shelf packages, the Internet Solutions Center decided to replace its internally developed management applications with the WebTrends Enterprise Suite. WebTrends Enterprise Suite met all of the Internet Solutions Center's evaluation criteria including maintaining all of the existing functionality of the internally developed applications and handling its largest Web sites reliably.

     The Internet Solutions Center installed WebTrends Enterprise Suite onto numerous processing servers dedicated to running WebTrends software. Log files from hundreds of Web Sites are moved to these processing servers each night by 2 a.m. The WebTrends Enterprise Suite automatically detects the type of each log file, then creates up to 33 reports for each Web site, processing approximately three gigabytes of data. By morning, daily and month-to-date reports are created for every customer and are available on a reporting server via a Web browser.

     Cable & Wireless has seen three clear benefits from the WebTrends solution:

     - Increased Customer Satisfaction: Cable & Wireless customers are receiving the reports they need, on a timely basis, to manage their businesses. Requests to Cable & Wireless from its customers for customized reports have significantly decreased.

     - Lowered Operating Cost: Operational support effort has been reduced from about 25 hours per week to about 10 hours per week, saving about $30,000 annually.

     - Eliminated Development Costs: Two software developers who were developing enhancements to the Internet Solutions Center's internally-developed management software have been redeployed, saving about $200,000 annually.

Pharmacia & Upjohn -- Managing a Global Intranet

     Pharmacia & Upjohn is a pharmaceutical and healthcare company with offices in 54 countries and over 30,000 employees. Pharmacia & Upjohn used Internet technology to develop an internal use network for communication of company information and news that generates over 13 million hits per month to 400,000 Web pages housed on 50 geographically dispersed servers. Using WebTrends Professional Suite, Pharmacia & Upjohn's Webmaster analyzes and monitors the entire worldwide network from a single workstation in his office. Analyses are scheduled for automatic execution and the reports are made available on the network where they are regularly reviewed by 50 to 100 managers. The WebTrends solution has benefited Pharmacia & Upjohn in the following ways:

     - Improved Design: Frequently accessed information has been made easier to find. Certain low-traffic pages have been deleted.

     - Increased Availability: E-mail messages or pager messages are automatically sent when a server is down, reducing recovery delays.

     - Facilitates Capacity Planning: Overall usage trends permit Pharmacia & Upjohn to anticipate needs and upgrade servers and communications facilities before network performance degrades.

     - Reduced Overhead: The WebTrends' scheduler automates many of the management activities. Furthermore, functional management is able to review and customize their own reports reducing the stress on the IT organization.

SALES, MARKETING, AND DISTRIBUTION

     The Company conducts a number of marketing programs to promote the WebTrends brand and to support the sale and distribution of its products. These programs are designed to inform existing and potential resellers and end-user customers about the capabilities and benefits of the Company's products. Marketing activities include: press relations; publication of technical and educational articles in the Company's on-line magazine, WebTrends Corporation Alert; participation in industry trade shows; product/technology conferences and seminars; Web-based and traditional advertising; development and distribution of Company literature; and maintenance of the Company's Web site. The Company also conducts joint marketing and distribution with strategic partners, including:

     - Oracle: Distributes trial versions of Web site management products with Oracle's Internet Application Server.

     - Netscape: Sells WebTrends' products through its Software-Depot Store e-commerce Web site.

     - Microsoft: WebTrends promotes its products at the microsoft.com Web site and at the Microsoft Partners' Pavilion at selected trade conferences.

     - Check Point Software: Distributes trial versions of WebTrends' products from its Web site and partner for marketing, advertising, and trade show activities.

     - Hewlett-Packard: Promotes WebTrends' products on the HP Covision Web site as a strategic part of an integrated solution for electronic business.

     Many of the Company's sales leads are generated from its own Web site, which is often a customer's first contact with the Company. The Company's Web site contains extensive product information and sales literature. The Web site also has an on-line purchasing capability. Many visitors download free trial versions of the Company's products from the Web site. Customers can purchase the product during the trial period. For 1998, on-line sales accounted for approximately 19% of WebTrends' revenue.

     In addition to on-line sales, the Company's sales force consists of a telesales organization and a direct field sales organization. The telesales organization responds to incoming inquiries generated by the Company's advertising and marketing activities. Telesales representatives also initiate calls to contact customers who download trial software from the Web site, and offer new products to existing customers. Data from software downloads and license registrations are used to identify volume licensing opportunities that are generally referred to a direct field sales representative or a VAR. As of December 1, 1998, the telesales organization consisted of one manager and ten sales representatives.

     The direct field sales organization is focused on large enterprises and strategic sales. Strategic sales efforts are targeted at ISPs, Internet-based companies, and other organizations with significant on-line presences. By selling its solutions to the perceived Internet technology leaders, WebTrends believes it enhances its own brand image. As of December 1, 1998, the direct field sales organization consisted of five sales representatives. The Company plans to grow its direct field sales force and base more of its direct field sales representatives in their respective geographic territories in 1999.

     The Company's domestic, indirect distribution channel consists of numerous resellers and a VAR program. The Company relies on the VAR program not only to expand sales but also to meet the demand for value-added services related to the installation and use of the Company's products. Recently the Company established a national distribution relationship with Merisel. WebTrends expects that its resellers and VARs will acquire product through Merisel or other distributors in the future. As of December 1, 1998, the Company employed three VAR partner managers to establish new VARs and manage the Company's relationships with existing VARs and one reseller manager to manage the Company's relationships with new and existing resellers. In 1998, indirect sales accounted for approximately 30% of WebTrends' revenue.

     The Company has a nonexclusive relationship with a third-party export management company to establish indirect distribution channels outside of the United States. The export management company is responsible for shipment of the Company's products to the international distributor, reseller, or VAR and for all documentation of such export shipments. International resellers and VARs are responsible for the localization of reports, marketing materials and packaging in the countries where they distribute WebTrends' products. In 1998, international sales, both direct and indirect and primarily from European markets, accounted for approximately 28% of WebTrends' revenues.

COMPETITION

     The Company competes in the markets for Web site traffic analysis solutions, alerting and monitoring solutions, firewall and proxy server traffic analysis solutions, and security analysis solutions on the basis of performance, scaleability, price, breadth of solution, ease of use, and compatibility with the user's systems. These markets are new, and are characterized by intense and increasing competition, rapidly changing technology, evolving standards, new product introductions, and other activities of market participants. In addition, these markets are highly fragmented, and our competitors vary depending upon the market that our Internet management solutions address.

     In the market for Web site traffic analysis solutions, the Company's primary competitors are Andromedia, Accrue, I/Pro, Marketwave, and net.Genesis. In the Web site link analysis and quality control market, the Company's primary competitors are Tetranet Software and Coast Software. In the alerting and monitoring market, the Company's primary competitors are IPSwitch and Geneva Software. In the firewall and proxy analysis market, the Company's primary competitors are Telemate and SecureIT. In the security analysis market, the Company expects to compete primarily with ISS Axent Technologies, and Network Associates. Although the markets in which we compete are highly fragmented, we may face additional competition from existing competitors if any of them were to broaden the scope of their Internet management products either by developing or acquiring additional products or distribution channels.

     The Company also competes with vendors of Internet servers, operating systems, and networking hardware. In particular, Microsoft, Netscape, Sun Microsystems, Oracle, and others bundle Internet management solutions with their Internet products. The Company expects this bundling activity to increase in the future. The bundling of competing products with standard features of operating systems, Internet servers or networking hardware could render the Company's products obsolete and unmarketable. Even if the functionality, ease of use, and performance of the products included with operating systems, Internet servers, or networking hardware is inferior to the Company's products, a significant number of customers may elect to accept these products instead of purchasing additional software from WebTrends.

     The Company believes that additional competitors will continue to enter the market as the size and visibility of the market opportunity increases. These new market entrants may include traditional system and network management software developers. For example, Computer Associates is currently beta testing an extension to its Unicenter TNG product line that includes functions for alerting and monitoring, Web site traffic analysis, and link analysis.

     The Company also faces competition and potential competition from Web management service providers, such as consulting firms, Web design firms, Internet audit firms, site management vendors, ISPs, and independent software vendors. These service providers may use the Company's solutions, competitors' solutions, or custom-developed solutions to manage Web sites for their customers who otherwise would have been sale opportunities for us. Certain larger potential customers may rely on their IT departments to internally develop Internet management solutions.

     Increased competition could result in pricing pressures, reduced margins, or the failure of the Company's products to achieve or maintain market acceptance, any of which could have a material adverse effect on the Company's business, results of operations, and financial condition. Certain current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, and substantially greater financial, technical, marketing, distribution, service, support, and other resources than the Company. As a result, they may be able to respond more quickly than the Company to new or changing opportunities, technologies, standards, or customer requirements. For all of the foregoing reasons, the Company may not be able to compete successfully against its current and future competitors. See "Risk
Factors -- Competition."

PROPRIETARY RIGHTS

     The Company relies on a combination of copyright, trade secret, patent, trademark, confidentiality procedures, and contractual provisions to protect its proprietary rights. The Company's software, documentation and other written materials are provided limited protection by international and United States copyright laws. The Company licenses its products in object code format for limited use by customers. The Company treats the source code for its products as a trade secret and requires all employees and third-parties who require access to the source code to sign non-disclosure agreements.

     The Company currently has two pending United States patents that seek to protect inventions underlying the Company's FastTrends cache and server cluster analysis technology, respectively. The Company is in the process of preparing an additional United States patent application. The Company does not have any issued patents.

     WebTrends has developed and published a log format for firewall data that it hopes to establish as a standard. WebTrends may develop additional formats to facilitate the standardization process for enterprise management of Internet and intranet servers. The

Company permits such formats to be implemented by vendors of servers and other Internet products, and by competing enterprise management software companies.

     The Company has registered the trademark AuditTrack in the United States. The Company has applied for United States trademark registrations for the following: AlertTrack, ClusterTrends, DBTrends, FastTrends, FireTrends, Manage Your WWWorld, SmartPass, WebTrends, and WWWorld. Certain of these marks are also protected in other jurisdictions. See "Risk Factors -- Dependence on Intellectual Property; Risk of Infringement."

EMPLOYEES

     As of December 1, 1998, the Company had 76 employees, including 39 in sales, marketing, and customer support, 24 in research and development, and 13 in finance and administration. All of the employees were located at the Company's headquarters in Portland, Oregon, except for three sales representatives. None of the Company's employees is represented by a labor union. The Company has experienced no work stoppages and believes its relationships with its employees are good.

FACILITIES

     WebTrends is headquartered in Portland, Oregon, where it leases approximately 16,000 square feet pursuant to a lease that expires on January 31, 1999. The Company has signed a five-year lease for a new facility, also in Portland, Oregon. Pursuant to the new lease, the Company will occupy approximately 22,000 square feet of the new facility when it moves from the old facility in January 1999, and will occupy an additional 15,000 square feet of the new facility by July 1999. The Company has sales offices in Boston, Massachusetts and Houston, Texas.

LEGAL PROCEEDINGS

     The Company is not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS, AND KEY PERSONNEL

     The executive officers, directors, and key personnel of WebTrends, and their ages and positions, are as follows:

              NAME                AGE                    POSITION
              ----                ---                    --------
Elijahu Shapira.................  33     Chairman of the Board and Chief
                                         Executive Officer
W. Glen Boyd....................  31     President, Chief Technical Officer, and
                                         Director
James T. Richardson.............  51     Vice President, Chief Financial Officer,
                                         and Secretary
Gregory D. Applegate............  38     Vice President of Sales
Daniel J. Meub..................  45     Vice President of Marketing
Michael Burmeister-Brown........  40     Director
John W. Ryan....................  37     Director
Srivats Sampath.................  39     Director
John D. Teddy...................  34     Vice President of Research & Development

     There are no family relationships among any of the directors, executive officers, or key personnel of WebTrends.

     Elijahu Shapira is a co-founder of WebTrends and has served as its Chief Executive Officer since December 1997 and as a director since September 1993. From September 1994 to November 1995 and from November 1996 to December 1998, he served as Vice President and Secretary of the Company. Mr. Shapira has 14 years of experience in the software industry. From June 1991 to September 1994, Mr. Shapira was the Product Development Manager for the AntiVirus product line of Central Point Software, an anti-virus software development company that was acquired by Symantec Corporation in 1994. From March 1987 to October 1990, Mr. Shapira was the Vice President of International Business Development for Carmel Software Engineering, a company specializing in network security and encryption products.

     W. Glen Boyd is a co-founder of WebTrends and has served as the Company's President since December 1996, as its Chief Technical Officer since December 1997, and as a director since September 1993. Mr. Boyd served as the President of WebTrends from September 1993 to November 1995 and as the Company's Vice President and Secretary from November 1995 to December 1996. Mr. Boyd has more than 12 years of experience in the software industry. Prior to co-founding WebTrends in 1993, from October 1990 to January 1993, Mr. Boyd was a Section Manager for the AntiVirus, Commute, and PCTools product lines of Central Point Software.

     James T. Richardson has served as WebTrends' Vice President and Chief Financial Officer since July 1998 and as Secretary since December 1998. From April 1994 to December 1997, Mr. Richardson served as the Senior Vice President of Corporate Operations and Chief Financial Officer of Network General, a producer of networking software that merged with McAfee Associates in December 1997 to form Network Associates. From July 1992 to April 1994, Mr. Richardson served as the Vice President of Finance and Chief Financial Officer of Logic Modeling Corporation, an electronic design automation software company that merged with Synopsys, Inc. in February 1994. From

November 1989 to June 1992, Mr. Richardson served as the Vice President of Finance and Administration and as Chief Financial Officer of Advanced Logic Research, a manufacturer of personal computers. Mr. Richardson has served in various management positions in the high-technology industry since 1977.

     Gregory D. Applegate has served as WebTrends' Vice President of Sales since April 1998. From December 1996 to April 1998, Mr. Applegate served as the Vice President of Sales of OrCAD Inc., an electronic design automation software company. From October 1993 to November 1996, Mr. Applegate served in a variety of other management roles at OrCAD. Prior to his employment with OrCad, Mr. Applegate served in sales and management positions at INTERSOLV, Inc., an enterprise solution and software management company.

     Daniel J. Meub has served as the Company's Vice President of Marketing since December 1998. From December 1996 to October 1998, Mr. Meub served as the President and Chief Executive Officer of Adaptive Solutions Inc., a supplier of forms processing software and imaging solutions for the health care and governmental markets that filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code due to insolvency. From January 1995 to November 1996, Mr. Meub served as the Executive Vice President of Marketing and Product Development of Now Software Inc., a supplier of time management and utility software. From February 1993 to June 1994, Mr. Meub served as the Vice President/General Manager of the Desktop Product Group of Central Point Software. From November 1991 to February 1993, Mr. Meub served as the Vice President of Marketing and Development of Calera Recognition Systems, a character recognition software development company. Mr. Meub has served in a variety of sales and marketing roles since 1976.

     Srivats Sampath has served as a director of WebTrends since January 1998. Since July 1998, Mr. Sampath has served as the Vice President of Worldwide Marketing of Network Associates, a provider of security and management solutions for enterprise networks. From June 1996 to December 1997, Mr. Sampath served as the Vice President of Product Marketing for Netscape Communications, a provider of Internet software and services. From June 1993 to June 1996, Mr. Sampath served as the President and Chief Executive Officer of Discussions Corporation, a company that he founded to develop e-mail based groupware solutions. From 1984 to 1991, Mr. Sampath managed the LAN Enhancement Operations and Microcomputer Communications Division of Intel Corporation. Mr. Sampath has over 15 years of experience serving in management and executive roles in the computer industry.

     John W. Ryan has served as a director of WebTrends since January 1998. Since January 1997, Mr. Ryan has served as the President of J Ryan & Associates, a provider of high technology marketing and sales consulting services. From September 1995 to January 1997, Mr. Ryan served as the Vice President of Marketing Strategy and Programs for Tivoli Systems, a systems management division of IBM. From April 1994 to September 1995, Mr. Ryan served as the Vice President of Marketing for Mergent International, a producer of security software. From December 1990 to April 1994, he served as the director of a business unit for Central Point Software. Mr. Ryan has 15 years of experience in executive level and senior management roles in the computer industry.

     Michael Burmeister-Brown has served as a director of WebTrends since October 1996. Since July 1997, Mr. Burmeister-Brown has served as a software engineer at Yahoo!, Inc., a company that provides services as a Web portal. Since May 1992, Mr. Burmeister-Brown has also served as the President of Second Nature Software, a software development company. From 1981 to 1991, Mr. Burmeister-Brown served in various executive management roles, including President, Chief Executive Officer, and Chief Technology Officer, for Central Point Software, a company he founded in 1981. Mr. Burmeister-Brown has 16 years of experience in senior management roles in the computer industry.

     John D. Teddy has served as WebTrends' Vice President of Research & Development since November 1998. From April 1997 to November 1998, Mr. Teddy served as the Vice President of Engineering and Director of Engineering for Cybermedia, Inc., a software development company. From April 1994 to April 1997, Mr. Teddy served as the Chief Architect and Senior Development Manager for Symantec, where he helped create software such as PCTools, Norton Navigator, and CrashGuard. From October 1991 to April 1994, Mr. Teddy served as a Senior Development Manager of Central Point Software.

CLASSIFIED BOARD; REMOVAL OF DIRECTORS

     WebTrends' Bylaws provide that if the number of directors is increased to six or more, the Board of Directors will, at the next annual meeting of shareholders, be divided into three classes, each of which will serve for a staggered three-year term. Currently, the Board is comprised of five directors, each serving a one-year term. The Articles of Incorporation provide that a director may be removed only for cause. The Bylaws provide that a director may be removed at a special meeting of the shareholders specifically called for that purpose, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director by a vote of the holders of a majority of the shares then entitled to vote on the election of directors.

BOARD COMMITTEES

     WebTrends maintains two standing committees, an Audit Committee and a Compensation Committee.

     Audit Committee. In December 1998, the Board of Directors formed the Audit Committee for the purpose of reviewing the Company's internal accounting procedures and consulting with and reviewing the services provided by the Company's independent public accountants. Messrs. Sampath and Burmeister-Brown constitute the Audit Committee.

     Compensation Committee. In December 1997, the Board of Directors formed the Compensation Committee. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all the Company's officers and reviews general policy relating to compensation and benefits of the Company's employees. The Compensation Committee also administers the Company's stock option plans and will administer the Company's Employee Stock Purchase Plan upon completion of this Offering. Messrs. Shapira, Burmeister-Brown, and Ryan constitute the Compensation Committee.

COMPENSATION OF DIRECTORS

     Directors do not currently receive cash compensation for services rendered as members of the Company's Board of Directors. WebTrends does, however, reimburse the directors for certain reasonable expenses incurred in connection with their attendance at Board and Committee meetings. Additionally, certain directors have provided consulting services to the Company as independent contractors. See "Certain Transactions."

     In December 1997, WebTrends granted to each of Messrs. Ryan and Sampath, nonemployee directors, options to purchase 164,208 shares of Common Stock at an exercise price of $0.30 per share. In August 1998, the Company granted to Mr. Ryan an option to purchase 15,000 shares of Common Stock at an exercise price of $0.91 per share. The shares subject to the foregoing options vest yearly over a four-year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to December 1997, WebTrends Board of Directors did not maintain a standing Compensation Committee of the Board of Directors, and the entire Board, including Messrs. Boyd and Shapira, participated in all decisions regarding compensation of the Company's executive officers. In December 1997, the Board formed the Compensation Committee and appointed Messrs. Burmeister-Brown, Ryan, and Shapira as committee members. Mr. Shapira serves as the Chairman of the Board and Chief Executive Officer of the Company. Messrs. Burmeister-Brown and Ryan are not employees or officers or former employees or officers of the Company. No executive officer of WebTrends serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to WebTrends' Chief Executive Officer and the other executive officers of the Company whose salary and bonus exceeded $100,000 for services rendered to the Company in all capacities during fiscal 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                            -------------------
               NAME AND PRINCIPAL POSITION                   SALARY      BONUS
               ---------------------------                  --------    -------
Elijahu Shapira, Chairman of the Board and
  Chief Executive Officer.................................  $133,333    $30,000
W. Glen Boyd, President and Chief Technical Officer.......   133,333     30,000

OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted to the Named Executive Officers during the year ended December 31, 1997.

EMPLOYEE BENEFIT PLANS

401(K) PLAN

     WebTrends maintains a 401(k) tax-qualified employee savings and retirement plan covering all employees who satisfy certain eligibility requirements relating to minimum age and length of service (the "401(k) Plan"). Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan is intended to qualify under
Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions are not taxable until withdrawn. The 401(k) Plan is available to the

Company's executive officers on terms not more favorable than those offered to other employees.

EMPLOYEE STOCK PURCHASE PLAN

     The Company adopted the 1999 Employee Stock Purchase Plan (the "ESPP") in December 1998. The ESPP will be implemented upon the effectiveness of this Offering. The Company intends for the ESPP to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. The ESPP permits eligible employees of WebTrends and its subsidiaries to purchase common stock through payroll deductions of up to 15% of their cash compensation. WebTrends will implement the ESPP with six-month offering periods, except that the first offering period will begin on the effectiveness of this Offering and end on June 30, 1999. Subsequent offering periods will begin on each January 1 and July 1. Under the ESPP, no employee may purchase common stock worth more than $25,000 in any offering period or in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of the combined voting power or value of all classes of stock of WebTrends or a subsidiary of the Company may not participate in the ESPP. The Company authorized the issuance of a total of 700,000 shares of Common Stock under the ESPP, plus an automatic increase on January 1, 2000 and each anniversary thereafter that will be equal to the lesser of (i) 32,500 shares; (ii) 0.125% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in the Annual Report to shareholders for the preceding year; or (iii) a lesser amount determined by the Company's Board of Directors. Any unissued shares resulting from increases in previous years will be added to the aggregate number of shares available for issuance under the ESPP.

     The price of the Common Stock purchased under the ESPP will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price for the Common Stock and 85% of the fair market value on June 30, 1999. The ESPP will terminate in December 2008, but the Board of Directors may terminate it at any earlier time. The Company has not issued any shares of Common Stock under the ESPP.

     In the event of a merger or proposed sale of all or substantially all of the Company's assets, the ESPP provides that each outstanding option to purchase shares under the ESPP will be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or provide an equivalent substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the merger or proposed sale. In the event of a proposed liquidation or dissolution of WebTrends, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

1998 STOCK INCENTIVE COMPENSATION PLAN

     In December 1998, the Company adopted the 1998 Stock Incentive Compensation Plan (the "1998 Plan"). The purpose of the 1998 Plan is to enhance the long-term shareholder value of the Company by offering opportunities to selected employees, directors, officers, consultants, agents, advisors, and independent contractors of the Company to participate in the Company's growth and success, to encourage them to remain in the service of the Company, and to own Company stock. The 1998 Plan permits both option and stock grants. The Board has reserved a total of 2,930,951 shares of common stock for the 1998 Plan, plus (a) any shares returned to the 1997 Plan upon termination of certain option and stock grants (other than terminations due to exercise or settlement of such awards); and (b) an automatic annual increase, to be added on the first day of the Company's fiscal year beginning in 2001, equal to the lesser of 1,000,000 shares or 5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in the Company's Annual Report to shareholders for the preceding year.

     Stock Option Grants. The Compensation Committee will serve as the Plan Administrator of the 1998 Plan. The Plan Administrator will have the authority to select individuals to receive options under the 1998 Plan and to specify the terms and conditions of each option granted (incentive or nonqualified), the exercise price (which, for incentive stock options, must be at least equal to the fair market value of the common stock on the date of grant and for nonqualified options must be at least 85% of the fair market value of the common stock on the date of grant), the vesting provisions, and the option term. For purposes of the 1998 Plan, fair market value means the average of the high and low per share sales price as reported on the Nasdaq National Market on the date of grant. Unless otherwise provided by the Plan Administrator, and to the extent required for incentive stock options by the Code, an option granted under the 1998 Plan generally will expire ten years from the date of grant or, if earlier, one year after the optionee's retirement, early retirement, death, or disability and three months after other terminations (other than termination for cause in which case such option shall automatically expire upon first notification to the optionee of such termination).

     Stock Awards. The Plan Administrator is authorized under the 1998 Plan to issue shares of common stock to eligible participants with terms, conditions, and restrictions established by the Plan Administrator in its sole discretion. Restrictions may be based on continuous service with the Company or the achievement of performance goals. Holders of restricted stock are shareholders of the Company and have, subject to certain restrictions, all the rights of shareholders with respect to such shares.

     Termination of the 1998 Plan. Unless terminated sooner by the Board of Directors, the 1998 Plan will terminate in December 2008.

     Adjustments. The Plan Administrator will make proportional adjustments to the aggregate number of shares issuable under the 1998 Plan and to outstanding awards in the event of stock splits or other capital adjustments.

     Corporate Transactions. In the event of certain corporate transactions, such as a merger or sale of the Company, each outstanding option to purchase shares under the 1998 Plan will be assumed or an equivalent option substituted by the successor corporation or a parent thereof. If the successor corporation refuses to assume or provide an equivalent substitute for the option, unless otherwise provided in an individual's option letter agreement, the option shall terminate, but the holder of such option shall have the right to exercise the option immediately before the corporation transaction. In the event of a proposed dissolution or liquidation of the Company, the Plan Administrator, in its discretion, may accelerate options and cancel any forfeiture provisions or repurchase options applicable to stock awards.

1997 STOCK INCENTIVE COMPENSATION PLAN

     WebTrends' 1997 Stock Incentive Compensation Plan (the "1997 Plan") provides for the grant of incentive and nonqualified stock options and stock awards to employees, directors and consultants of the Company. An aggregate of 3,069,049 shares of Common

Stock has been authorized for issuance under the 1997 Plan. As of December 15, 1998, options to purchase an aggregate 3,069,049 shares of Common Stock were outstanding under the 1997 Plan, with exercise prices ranging from $0.30 to $4.00 per share. No options granted under the 1997 Plan have been exercised. No additional options will be granted under the 1997 Plan, as future option grants will be made under the 1998 Plan. Any shares that are returned to the 1997 Plan upon termination of certain options and stock grants (other than terminations due to exercise or settlement of such awards) will be added to the number of shares reserved for issuance under the 1998 Plan. Options outstanding under the 1997 Plan will continue to be governed by the terms of the 1997 Plan. In the event of a merger of the Company with or into another corporation, the options may be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such corporation. If the successor corporation refuses to assume or provide an equivalent substitute for the option, unless otherwise provided in an individual's option letter agreement, the option shall terminate, but the holder of such option shall have the right to exercise the option immediately before the corporate transaction.

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Oregon law, WebTrends' Articles of Incorporation ("Articles") require indemnification against certain liabilities and expenses of a director, and the Articles and Bylaws permit such indemnification of an officer, where either is made or threatened to be made a party to a proceeding (other than a proceeding by or in the right of the Company to procure a judgment in its favor) because such person is or was a director or officer of WebTrends. Indemnification is provided if the director or officer acted in good faith and in a manner he or she reasonably believed was in or not opposed to the Company's best interests, and, with respect to any criminal action or proceeding, the director or officer, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of any proceeding by or in the right of the Company, a director or officer is entitled to indemnification of certain expenses if he or she acted in good faith and in a manner he or she reasonably believed was in or not opposed to the Company's best interests. However, pursuant to Oregon law, no indemnification would be made if the director's or officer's errors or omissions (or alleged errors or omissions) were shown to have involved any: (i) breach of the director's or officer's duty of loyalty to WebTrends; (ii) act or omission not in good faith or that involved intentional misconduct or a knowing violation of law; (iii) distribution that was unlawful under Oregon law; (iv) transaction from which the director or officer received an improper personal benefit; or (v) profits made from the purchase and sale by the director or officer of securities of WebTrends within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provision of any state statutory law or common law. The Articles also provide that no director will be liable to the Company or its shareholders for monetary damages for conduct as a director, except that a director may be personally liable in the instances set forth in clauses (i)through (v) above. Indemnification may also be provided to persons other than directors or officers under certain circumstances.

     The Company understands that the current position of the Securities and Exchange Commission is that any indemnification of liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), is against public policy and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

     On August 24, 1998, WebTrends entered into a Consulting Agreement with J Ryan & Associates, a consulting company formed by John W. Ryan, a director of the Company, pursuant to which the Company is required to pay a fee of $45,000, grant Mr. Ryan an option to purchase 15,000 shares of the Company's Common Stock pursuant to the 1997 Plan and reimburse him for reasonable out-of-pocket expenses incurred in connection with his providing services as a consultant. The consulting services include assistance related the Company's North American distribution channels and assisting with company positioning and overall market planning. The Consulting Agreement has a term of six months, ending on February 28, 1999. As of November 30, 1998, the Company has made payments totaling $21,000 and granted him an option to purchase 15,000 shares of Common Stock under the 1997 Plan. See "Management -- Compensation of Directors."

     In March 1997, the Company issued promissory notes, each in the amount of $125,000 and bearing interest at the rate of 5% per annum, to each of Elijahu Shapira and W. Glen Boyd, executive officers and directors of the Company. The promissory notes were scheduled to mature in December 1997. In August 1998, the payment terms of the promissory notes were amended to provide that payments in amounts not less than $25,000 per quarter would be made on each promissory note until the entire principal and accrued interest is paid in full. The first of such payments, each in the amount of $34,239, was made to each of Messrs. Shapira and Boyd in September 1998.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. Any future transactions between the Company and its officers, directors, and principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of WebTrends Common Stock as of December 15, 1998 by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than a number of shares equal to 5% of the Common Stock;
(ii) each director and Named Executive Officer; (iii) the Selling Shareholders; and (iv) all of the Company's directors and executive officers as a group. Except as otherwise indicated, WebTrends believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                              SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                 OWNED BEFORE          SHARES           OWNED AFTER
                                  OFFERING(1)           BEING           OFFERING(1)
                             ---------------------   OFFERED FOR   ----------------------
    NAME AND ADDRESS(2)        NUMBER      PERCENT      SALE          NUMBER      PERCENT
    -------------------      ----------    -------   -----------   ------------   -------
Elijahu Shapira............   7,800,000(3)  47.5%
W. Glen Boyd...............   7,800,000(4)  47.5
James T. Richardson........      54,732(5)     *         --              54,732       *
Gregory D. Applegate.......          --       --         --                  --      --
Daniel J. Meub.............          --       --         --                  --      --
Michael Burmeister-Brown...     821,055      5.0
John W. Ryan...............      41,052(5)     *         --              41,052       *
Srivats Sampath............      41,052(5)     *         --              41,052       *
All directors and executive
  officers as a group
  (eight persons)..........  16,557,891(5)   100

-------------------------
 *  Less than 1%.

(1) Beneficial ownership of shares includes any shares: (i) over which a person exercises sole or shared voting or investment power; or (ii) of which a person has the right to acquire ownership at any time within 60 days (e.g. through the exercise of an option that has vested as to all or a portion of the underlying shares). Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) The address of Messrs. Shapira, Boyd, Richardson, Applegate, and Meub is c/o WebTrends Corporation, 621 SW Morrison, Suite 1300, Portland, Oregon 97205. The address of Mr. Burmeister-Brown is c/o Second Nature Software, 1325 Officers' Row, Vancouver, Washington 98661. The address of Mr. Ryan is c/o J Ryan & Associates, 2903 Mill Reef Cove, Austin, Texas 78746. The address of Mr. Sampath is c/o Network Associates, Inc., 3965 Freedom Circle, Santa Clara, California 95054.

(3) Includes 1,000,000 shares of Common Stock held by Anne Lim Shapira as trustee of The Shapira Group Trust, U/A/D 9/29/98. Mr. Shapira disclaims beneficial ownership of such shares.

(4) Includes 1,000,000 shares of Common Stock held by Alice Ferguson Boyd as trustee of The Boyd Group Trust, U/A/D 9/29/98. Mr. Boyd disclaims beneficial ownership of such shares.

(5) Includes shares subject to options exercisable within 60 days after December 15, 1998, as follows: James T. Richardson, 54,732 shares; John W. Ryan, 41,052 shares; and Srivats Sampath, 41,042 shares; for all officers and directors as a group, 136,836 shares.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of WebTrends consists of 60 million shares of Common Stock, no par value per share, and 15 million shares of Preferred Stock, no par value per share.

COMMON STOCK

     Following this Offering,                shares of Common Stock will be
issued and outstanding. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock can elect all of the members of the Board of Directors standing for election. Subject to preferences of any Preferred Stock that may be issued in the future, the holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors. The Common Stock is entitled to receive pro rata all of the Company's assets available for distribution to its shareholders. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     Subject to the provisions of the Articles of Incorporation and limitations prescribed by law, the Board of Directors has the authority to issue, without further vote or action by the shareholders, up to 15 million shares of Preferred Stock in one or more series. The Board has the power and authority to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of such series. Any series of Preferred Stock may have rights and privileges superior to those of the Common Stock. There will be no shares of Preferred Stock outstanding upon the consummation of this Offering and the Company has no present plans to issue any Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage a third-party's attempt to obtain control of WebTrends by means of a tender offer, proxy contest, merger, or otherwise, which thereby protects the continuity of the Company's management. The issuance of shares of the Preferred Stock may also discourage a party from making a bid for the Common Stock because such issuance may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference, or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

OREGON CONTROL SHARE AND BUSINESS COMBINATION STATUTES

     WebTrends is subject to certain provisions of the Oregon Business Corporation Act that, in certain circumstances, restrict the ability of significant shareholders to exercise voting rights (the "Control Share Act"). The Control Share Act generally provides that a person (the "Acquiring Person") who acquires voting stock of an Oregon corporation in a transaction that results in the Acquiring Person holding more than 20%, 33 1/3%, or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote the shares such person acquires in a Control Share Acquisition ("Control Shares") unless voting rights are restored to the Control Shares by (i) a majority of the outstanding voting shares, including the Control Shares, and (ii) the holders of a majority of the outstanding voting shares, excluding the Control Shares and shares held by the corporation's officers and inside directors. The term "Acquiring Person" is broadly defined to include persons acting as a group.

     The Acquiring Person may, but is not required to, submit to the corporation a statement setting forth certain information about the Acquiring Person and its plans with respect to the corporation. The statement may also request that the corporation call a special meeting of shareholders to determine whether voting rights will be accorded to the Control Shares. If the Acquiring Person does not request a special meeting of shareholders, the issue of voting rights of Control Shares will be considered at the next annual or special meeting of shareholders. If the Acquiring Person's Control Shares are accorded voting rights and represent a majority of all voting power, shareholders who do not vote in favor of voting rights for the Control Shares will have the right to receive the appraised "fair value" of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the Acquiring Person for the Control Shares.

     WebTrends is also subject to certain provisions of the Oregon Business Corporation Act that govern business combinations between corporations and interested shareholders (the "Business Combination Act"). The Business Combination Act generally prohibits a corporation from entering into a business combination transaction with a person, or affiliate of such person, for a period of three years from the date such person acquires 15% or more of the voting stock of the corporation (an "Interested Shareholder"). Business combination transactions for this purpose include (i) a merger or plan of share exchange;
(ii) any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation; and (iii) certain transactions that result in the issuance of capital stock of the corporation to the Interested Shareholder. These restrictions do not apply if (i) the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and certain employee benefit plans);
(ii) the board of directors approves the share acquisition or business combination before the Interested Shareholder acquired 15% or more of the corporation's outstanding voting stock; or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the Interested Shareholder) approve the transaction after the Interested Shareholder acquires 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is BankBoston, N.A., located in Canton, Massachusetts.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has not been a public market for WebTrends' Common Stock, and a significant public market for the Common Stock may not be developed or sustained after this Offering. Future sales of substantial amounts of the Common Stock in the public market, or even the prospect of such sales, could adversely affect the prevailing market prices of the Common Stock or the future ability of the Company to raise capital through an offering of equity securities.

     Upon the closing of this Offering, and assuming no exercise of outstanding
stock options, WebTrends will have                shares of Common Stock
outstanding. The                shares sold in the Offering will be freely
tradable without restriction or limitation under the Securities Act, except for any such shares purchased by "affiliates" of the Company, as such term is defined under Rule 144 of the Securities Act, which will be subject to the
resale limitations of Rule 144. The remaining                shares of WebTrends
Common Stock issued and outstanding are "restricted securities" within the meaning of Rule 144 and were issued and sold by WebTrends in private transactions. Such restricted securities may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. The Company and the holders of all such remaining shares will agree that, without the prior written consent of Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, they will not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale, or otherwise dispose of shares of Common Stock or any securities convertible or exchangeable therefor, for a period of 180 days after the date of this Prospectus (the "Lock-Up Agreements"). Upon expiration of the Lock-Up Agreements, all of these restricted securities will be eligible for immediate resale in the public market subject to the limitations of Rule 144.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including an affiliate of the Company, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of Common Stock
(approximately                shares upon the closing of the Offering), and (ii)
the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which a notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, in order to sell shares of Common Stock that are not restricted securities, affiliates of the Company must comply with all restrictions and requirements of Rule 144 other than the one-year holding period requirement. As defined in Rule 144, an "affiliate" of an issuer is a person who directly or indirectly through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

     WebTrends intends to file a registration statement under the Securities Act following the date of this Prospectus to register the future issuance of up to shares of Common Stock under the 1998 Plan and the ESPP. The registration statement will become effective immediately upon filing, whereupon, subject to the satisfaction of applicable exercisability periods, Rule 144 volume limitations applicable to affiliates and, in certain cases, the Lock-Up Agreements with the Underwriters (described above), the shares of Common Stock to be issued upon exercise of outstanding options granted pursuant to the 1998 Plan and the ESPP will be available for immediate resale in the open market. As of December 1, 1998, no options were outstanding under the 1998 Plan or the ESPP.

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and SoundView Technology Group, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased, subject to certain conditions precedent.

                                                              NUMBER OF
                    NAME OF UNDERWRITER                        SHARES
                    -------------------                       ---------
Dain Rauscher Wessels, a division of Dain Rauscher
  Incorporated..............................................
SoundView Technology Group, Inc.............................

                                                              --------
          Total.............................................
                                                              ========

     The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in
excess of $       per share, of which $       may be reallowed to other dealers.
After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of the Prospectus.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company, and the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

     The Selling Shareholders have granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to additional shares of Common Stock to cover over-allotments, if any, at the same price per share to be paid by the Underwriters for the other shares of Common Stock offered hereby. To the extent that the Underwriters exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the shares of Common Stock offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the shares are being sold.

     The Company's shareholders and option holders have agreed, for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), not to offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock, owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of the Representatives. However, the Representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's shareholders providing consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. In addition, the Company has agreed that during the Lock-Up Period, the Company will not, subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this Offering, the issuance of Common Stock upon the exercise of outstanding options or warrants, and the Company's issuance of options and shares under existing employee stock option and stock purchase plans, without the prior written consent of the Representatives.

     The Representatives have advised the Company that in connection with this Offering, certain persons participating in this Offering may engage in transactions, including stabilizing bids, syndicate covering transactions and the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A stabilizing bid is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of preventing or retarding a decline in the market price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     In connection with this Offering, certain Underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions on the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the business day prior to the pricing of this Offering before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     Prior to this Offering, there was no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company, the Selling Shareholders and the Underwriters. Among other factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, the state of the Company's business operation, an assessment of the Company's management and consideration of the above factors in relation to market valuation of companies in related businesses and other factors deemed relevant. There can be no assurance, however, that the prices at which the Common Stock will sell in the public market after this Offering will be equal to or greater than the initial public offering price.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Perkins Coie LLP, Portland, Oregon. Certain legal matters will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included in this Prospectus and elsewhere in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     WebTrends has filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby (as amended, the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, omits certain information contained in the Registration Statement, together with exhibits and schedules, on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission. The Registration Statement, including the exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements, and other information regarding registrants, including the Company, that file electronically with the Commission at http://www.sec.gov.

     Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement, or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent auditors and may furnish its shareholders with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                             WEBTRENDS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of KPMG Peat Marwick LLP.............................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Shareholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
WebTrends Corporation:

     We have audited the accompanying balance sheets of WebTrends Corporation as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WebTrends Corporation as of December 31, 1996 and 1997, and the results of its operations, and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                              KPMG PEAT MARWICK LLP

Portland, Oregon
November 25, 1998, except for note 10
  which is as of December 16, 1998

                             WEBTRENDS CORPORATION

                                 BALANCE SHEETS

                                     ASSETS

                                                    DECEMBER 31,
                                                ---------------------    SEPTEMBER 30,
                                                  1996        1997           1998
                                                --------    ---------    -------------
                                                                          (UNAUDITED)
Current assets:
  Cash and cash equivalents...................  $321,220      806,916      1,223,565
  Accounts receivable, net....................   409,903      526,641        771,760
  Inventories.................................    13,108       89,135         51,968
  Prepaid expenses............................    15,790       41,999        196,838
  Deferred taxes..............................        --       90,500         90,500
                                                --------    ---------      ---------
          Total current assets................   760,021    1,555,191      2,334,631
Property and equipment, net...................   144,808      325,966        589,848
Other assets..................................     5,438        5,032          5,095
                                                --------    ---------      ---------
          Total assets........................  $910,267    1,886,189      2,929,574
                                                ========    =========      =========

                         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable............................    78,561      243,830        415,978
  Accrued liabilities.........................    28,037      214,448        497,666
  Accrued compensation and employment taxes...    68,086      165,805        495,639
  Accrued income taxes........................        --       24,548             --
  Deferred revenue............................   131,593      387,074        597,752
  Accrued dividends payable...................   482,882           --             --
  Notes and interest payable to
     shareholders.............................    74,206      259,709        201,068
                                                --------    ---------      ---------
          Total current liabilities...........   863,365    1,295,414      2,208,103
Deferred taxes................................        --        6,500          6,500
                                                --------    ---------      ---------
          Total liabilities...................   863,365    1,301,914      2,214,603
                                                --------    ---------      ---------
Commitments and contingencies (note 9)
Shareholders' equity:
  Preferred stock, no par value. Authorized
     15,000,000 shares; no shares
     outstanding..............................        --           --             --
  Common stock, Class A voting, no par value.
     Authorized 30,000,000 shares; issued and
     outstanding 15,600,000 in 1996 and
     16,421,055 in 1997 and 1998..............    10,000      260,000        260,000
  Common stock, Class B non-voting, no par
     value. Authorized 30,000,000 shares; no
     shares issued and outstanding............        --           --        306,268
  Deferred compensation.......................        --           --       (294,158)
  Retained earnings...........................    36,902      324,275        442,861
                                                --------    ---------      ---------
          Total shareholders' equity..........    46,902      584,275        714,971
                                                --------    ---------      ---------
          Total liabilities and shareholders'
            equity............................  $910,267    1,886,189      2,929,574
                                                ========    =========      =========

                See accompanying notes to financial statements.

                             WEBTRENDS CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                       NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                ---------------------------------   -----------------------
                                  1995       1996         1997         1997         1998
                                --------   ---------   ----------   ----------   ----------
                                                                          (UNAUDITED)
Revenue:
  Software licenses...........  $616,696   1,858,014    3,836,657    2,629,328    5,025,208
  Support services............    20,261       6,824      218,233      129,468      513,637
                                --------   ---------   ----------   ----------   ----------
       Total revenue..........   636,957   1,864,838    4,054,890    2,758,796    5,538,845

Cost of revenue...............    39,058     204,546      292,268      211,517      445,236
                                --------   ---------   ----------   ----------   ----------
       Gross margin...........   597,899   1,660,292    3,762,622    2,547,279    5,093,609
                                --------   ---------   ----------   ----------   ----------
Operating expenses:
  Research and development....    91,367     402,583    1,059,439      619,265    1,606,776
  Sales and marketing.........   152,258     552,634    1,526,889    1,059,424    2,396,506
  General and
     administrative...........   185,968     307,318      748,832      501,315      977,023
                                --------   ---------   ----------   ----------   ----------
       Total operating
          expenses............   429,593   1,262,535    3,335,160    2,180,004    4,980,305
                                --------   ---------   ----------   ----------   ----------
       Income from
          operations..........   168,306     397,757      427,462      367,275      113,304
                                --------   ---------   ----------   ----------   ----------
Other income (expense):
  Interest income.............     4,183       9,042       21,769       14,396       31,294
  Interest expense............    (3,120)     (2,097)     (11,358)      (7,919)      (9,837)
                                --------   ---------   ----------   ----------   ----------
       Other income, net......     1,063       6,945       10,411        6,477       21,457
                                --------   ---------   ----------   ----------   ----------
       Income before income
          taxes...............   169,369     404,702      437,873      373,752      134,761
Income taxes..................        --          --      150,500      126,315       16,175
                                --------   ---------   ----------   ----------   ----------
       Net income.............  $169,369     404,702      287,373      247,437      118,586
                                ========   =========   ==========   ==========   ==========
Basic net income per share....                         $      .02          .02          .01
                                                       ==========   ==========   ==========
Diluted net income per
  share.......................                         $      .02          .02          .01
                                                       ==========   ==========   ==========
Shares used in basic net
  income per share
  calculation.................                         16,252,346   16,195,490   16,421,055
                                                       ==========   ==========   ==========
Shares used in diluted net
  income per share
  calculation.................                         16,252,346   16,195,490   16,669,813
                                                       ==========   ==========   ==========
Pro forma net income data:
  Income before income taxes
     as reported..............   169,369     404,702
  Pro forma income taxes......    58,602     140,027
                                --------   ---------
  Pro forma net income........  $110,767     264,675
                                ========   =========

                See accompanying notes to financial statements.

                             WEBTRENDS CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                      CLASS A,              CLASS B,
                              PREFERRED STOCK       COMMON STOCK          COMMON STOCK
                              ---------------   ---------------------   -----------------     DEFERRED     RETAINED
                              SHARES   AMOUNT     SHARES      AMOUNT    SHARES    AMOUNT    COMPENSATION   EARNINGS      TOTAL
                              ------   ------   ----------   --------   ------   --------   ------------   ---------   ---------
Balance, December 31, 1994
  (unaudited)...............      --    $--     12,600,600   $ 10,000       --   $     --    $      --     $  87,781   $  97,781
Net income..................      --     --             --         --       --         --           --       169,369     169,369
                              ------    ---     ----------   --------   ------   --------    ---------     ---------   ---------
Balance, December 31,
  1995......................      --     --     12,600,600     10,000       --         --           --       257,150     267,150
Net income..................      --     --             --         --       --         --           --       404,702     404,702
Conversion of S Corporation
  shares to C Corporation
  shares....................      --     --      2,999,400         --       --         --           --            --          --
Dividend distribution.......      --     --             --         --       --         --           --      (624,950)   (624,950)
                              ------    ---     ----------   --------   ------   --------    ---------     ---------   ---------
Balance, December 31,
  1996......................      --     --     15,600,000     10,000       --         --           --        36,902      46,902
Sale of common stock........      --     --        821,055    250,000       --         --           --            --     250,000
Net income..................      --     --             --         --       --         --           --       287,373     287,373
                              ------    ---     ----------   --------   ------   --------    ---------     ---------   ---------
Balance, December 31,
  1997......................      --     --     16,421,055    260,000       --         --           --       324,275     584,275
Deferred compensation
  (unaudited)...............      --     --             --         --       --    306,268     (306,268)           --          --
Amortization of deferred
  compensation
  (unaudited)...............      --     --             --         --       --         --       12,110            --      12,110
Net income (unaudited)......      --     --             --         --       --         --           --       118,586     118,586
                              ------    ---     ----------   --------   ------   --------    ---------     ---------   ---------
Balance, September 30, 1998
  (unaudited)...............      --    $--     16,421,055   $260,000       --   $306,268    $(294,158)    $ 442,861   $ 714,971
                              ======    ===     ==========   ========   ======   ========    =========     =========   =========

                See accompanying notes to financial statements.

                             WEBTRENDS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                     NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                  -------------------------------   --------------------
                                                    1995        1996       1997       1997       1998
                                                  ---------   --------   --------   --------   ---------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income....................................  $ 169,369    404,702    287,373    247,437     118,586
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization...............      7,975     29,447     88,375     58,726     137,324
    Provision for doubtful accounts.............         --     12,423     32,705     32,705      39,796
    Loss on marketable securities...............         --      1,323         --         --         (63)
    Amortization of deferred stock
      compensation..............................         --         --         --         --      12,110
    Changes in assets and liabilities:
      Accounts receivable.......................   (107,781)  (261,525)  (149,443)   (14,776)   (284,915)
      Inventories...............................     (3,380)    (9,728)   (76,027)    (8,157)     37,167
      Prepaid expenses..........................      1,261    (14,216)   (26,209)   (86,291)   (154,839)
      Deferred taxes, net.......................         --         --    (84,000)   (42,750)         --
      Other assets..............................     (1,043)    (4,101)       407         --          --
      Accounts payable..........................         --     78,561    165,269     32,634     172,149
      Accrued liabilities.......................     15,629     12,409    186,410    149,967     283,218
      Accrued compensation and employment
         taxes..................................     12,386     57,809     97,719    160,742     329,834
      Accrued income taxes......................         --         --     24,548    (14,303)    (24,548)
      Accrued interest..........................         --      2,097      5,503      7,982      (8,641)
      Deferred revenues.........................         --    131,592    255,481    132,708     210,678
                                                  ---------   --------   --------   --------   ---------
         Net cash provided by operating
           activities...........................     94,416    440,793    808,111    656,624     867,856
                                                  ---------   --------   --------   --------   ---------
Cash flows from investing activities:
  Acquisition of property and equipment.........    (17,562)  (156,422)  (269,533)  (147,743)   (401,207)
                                                  ---------   --------   --------   --------   ---------
         Net cash used by investing
           activities...........................    (17,562)  (156,422)  (269,533)  (147,743)   (401,207)
                                                  ---------   --------   --------   --------   ---------
Cash flows from financing activities:
  Proceeds from sale of investments.............     24,329         --         --         --          --
  Proceeds from sale of common stock............         --         --    250,000    250,000          --
  Dividend payments to shareholders.............         --   (142,068)  (482,882)  (482,882)         --
  Principal payments on borrowings from
    shareholders................................    (30,000)        --    (70,000)   (20,000)    (50,000)
  Borrowings from shareholders..................         --         --    250,000    250,000          --
                                                  ---------   --------   --------   --------   ---------
         Net cash (used) provided by financing
           activities...........................     (5,671)  (142,068)   (52,882)    (2,882)    (50,000)
                                                  ---------   --------   --------   --------   ---------
Increase in cash and cash equivalents...........     71,183    142,303    485,696    505,999     416,649
Cash and cash equivalents, beginning of
  period........................................    107,734    178,917    321,220    321,220     806,916
                                                  ---------   --------   --------   --------   ---------
Cash and cash equivalents, end of period........  $ 178,917    321,220    806,916    827,219   1,223,565
                                                  =========   ========   ========   ========   =========
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for:
    Interest....................................  $   1,012         --      5,855      4,977      18,478
    Income taxes................................         --         --    208,000    156,000     147,000

                See accompanying notes to financial statements.

                             WEBTRENDS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                (INFORMATION RELATING TO THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     WebTrends Corporation (the Company) was incorporated as an S Corporation on August 31, 1993 in Delaware and was reorganized into a C Corporation effective January 1, 1997 in Oregon. WebTrends Corporation is a leading provider of enterprise management solutions for Internet-based systems.

INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited financial statements have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company, and its results of operations and cash flows. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998 or any other future interim period, and the Company makes no representations related thereto.

USE OF ESTIMATES

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

     Accounts receivable are shown net of allowance for doubtful accounts of $10,000, $20,000, and $37,000 at December 31, 1996 and 1997 and September 30,
1998, respectively.

NEED FOR NEW PRODUCT DEVELOPMENT

     A substantial portion of the Company's revenues each year are generated from the development and rapid release to market of computer software products newly introduced during the year. In the extremely competitive industry environment in which the Company operates, such product generation, development, and marketing processes are uncertain and

                             WEBTRENDS CORPORATION

                (INFORMATION RELATING TO THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

complex, requiring accurate prediction of market trends and demand as well as successful management of various development risks inherent in such products. In light of these requirements, it is reasonably possible that failure to successfully manage a significant product introduction could have a severe near-term impact on the Company's growth and results of operations.

INVENTORIES

     Inventory is valued at the lower of estimated cost or market determined using the "first-in, first-out" (FIFO) method. Inventories consist of CDs, printing, packaging, and receiving costs.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of individual assets of three to five years. Expenditures for renewals and improvements that significantly add to the useful life of an asset are capitalized. Expenditures for repairs and maintenance are charged to income. When depreciable properties are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations.

REVENUE RECOGNITION

     In October 1997, The American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. Subsequently, in March 1998, the Financial Accounting Standards Board ("FASB") approved SOP 98-4, Deferral of the Effective Date of a Provision of 97-2, Software Revenue Recognition. SOP 98-4 defers for one year the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence (VSOE) of the fair value of various elements in a multiple element arrangement. The provisions of SOP's 97-2 and 98-4 have been applied to transactions entered into beginning January 1, 1998. Prior to 1997, the Company's revenue policy was in accordance with the preceding authoritative guidance provided by SOP No. 91-1, Software Revenue Recognition.

     Software license revenue consists of fees for licenses of the Company's software products. The Company recognizes its license revenue upon delivery of software, assuming no significant Company obligations or customer acceptance rights exist. The Company sells a portion of its products domestically and internationally through resellers. For domestic resellers, the Company recognizes revenue from sales primarily at the time of shipment, net of estimated returns and allowances. Revenue from sales to international resellers is recognized upon sales from the reseller to a third party or end user.

     Support services revenue consists of annual subscriptions for upgrades, post-customer support services, and professional services. Subscriptions, that allow the subscriber to purchase the right to obtain upgrades, when and if available, are paid in advance and

                             WEBTRENDS CORPORATION

                (INFORMATION RELATING TO THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

revenues are recognized ratably over the term of the subscription. Professional services are recognized once the services or deliverables are performed.

CONCENTRATION OF CREDIT RISK

     Sales outside of the United States were approximately $336,000, $828,000 and $1,529,000 for the years ended December 31, 1996, 1997 and the nine months ended September 30, 1998, respectively. During these same periods, no individual customer or reseller accounted for 10% or more of total revenue. However, accounts receivable at December 31, 1996 and 1997 include balances due from a third-party export management company that manages most of the Company's international sales through invoicing and initiating collection procedures. This account comprised 13% and 21%, respectively, of the total outstanding accounts receivable balance in those respective periods of which 73% and 81%, respectively, was due less than thirty days from billing. For 1996, two customers comprised approximately 53% of the total accounts receivable and paid the amounts due in total during 1997. For 1997, except for the one third-party export management company, no customer comprised greater than 10% of the total accounts receivable balance.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

ADVERTISING COSTS

     Advertising costs are generally expensed when incurred. Total advertising costs were approximately $266,000, $553,000, and $665,000 for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, respectively.

RESEARCH AND DEVELOPMENT

     Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and charged all such costs to research and development expense.

                             WEBTRENDS CORPORATION

                (INFORMATION RELATING TO THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

INCOME TAXES

     Prior to January 1, 1997, the Company was taxed under the S Corporation provisions of the Internal Revenue Code. Under those provisions, the Company did not pay federal or state corporate income taxes on its taxable income. Instead, the shareholders were liable for federal and state income taxes on the Company's taxable income. Supplemental pro forma net income data for the years ended December 31, 1995 and 1996, as if the Company was a C Corporation, are presented for comparison purposes only.

     Effective January 1, 1997, the S Corporation election was terminated. The Company's income taxes since that date are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

STOCK-BASED EMPLOYEE COMPENSATION

     The Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

NET INCOME PER SHARE

     Basic and diluted net income per share were computed using the weighted average number of common shares outstanding during each year, with diluted net income per share including the effect of potentially dilutive common stock equivalents. The weighted average number of common shares outstanding for basic net income per share computations for the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 were 16,252,346, 16,195,490, and 16,421,055 respectively. For diluted net income per share, -0-, -0-, and 248,759 shares were added to the weighted average number of common shares outstanding for the same periods, respectively, representing potential dilution for stock options outstanding, calculated using the treasury stock method. Basic and diluted net income per share have been calculated in accordance with SEC Staff Accounting Bulletin No. 98. Net income per share data is not presented for any period prior to 1997 since the Company was an S Corporation and the capital structure is not comparable to that existing in 1997.

                             WEBTRENDS CORPORATION

                (INFORMATION RELATING TO THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

(2) PROPERTY AND EQUIPMENT

     The Company's major classes of property and equipment consisted of the following:

                                                  DECEMBER 31,
                                              --------------------    SEPTEMBER 30,
                                                1996        1997          1998
                                              --------    --------    -------------
                                                                       (UNAUDITED)
Computer hardware and equipment.............  $159,626     416,166       746,821
Furniture and fixtures......................        --       4,383         4,383
Computer software...........................    23,451      32,061       102,612
                                              --------    --------      --------
          Total.............................   183,077     452,610       853,816
Less accumulated depreciation and
  amortization..............................   (38,269)   (126,644)     (263,968)
                                              --------    --------      --------
          Total assets, net.................  $144,808     325,966       589,848
                                              ========    ========      ========

(3) INCOME TAXES

     Components of the 1997 provision for income taxes include:

                                                                 CHANGE     TOTAL
                                                                 IN TAX      TAX
                              CURRENT     DEFERRED     TOTAL     STATUS    EXPENSE
                              --------    --------    -------    ------    -------
Federal.....................  $187,000    (75,000)    112,000    7,000     119,000
State and local.............    47,500    (18,000)     29,500    2,000      31,500
                              --------    -------     -------    -----     -------
          Total.............  $234,500    (93,000)    141,500    9,000     150,500
                              ========    =======     =======    =====     =======

     The 1997 provision for income taxes varies from the amounts computed by applying the federal statutory rate to income before taxes:

                                                              1997
                                                              -----
Federal income tax computed at statutory rates..............   34.0%
State and local taxes, net of federal benefits..............    8.5
Tax credits.................................................  (14.2)
Change in tax status........................................    2.0
Other.......................................................    4.0
                                                              -----
          Total.............................................   34.3%
                                                              =====

                             WEBTRENDS CORPORATION

                (INFORMATION RELATING TO THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are as follows:

                                                               1997
                                                              -------
Deferred tax assets:
  Accrued sales tax.........................................  $54,600
  Deferred compensation.....................................   16,600
  Allowance for doubtful accounts...........................    7,800
  Other.....................................................   11,500
                                                              -------
          Net deferred tax assets...........................   90,500
Deferred tax liabilities:
  Depreciation of equipment.................................   (6,500)
                                                              -------
          Net deferred tax assets...........................  $84,000
                                                              =======

     The Company has not recorded a valuation allowance against its deferred tax assets existing at December 31, 1997, as it believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets for which no valuation allowance has been assigned.

(4) DEFERRED REVENUES

     The balances consisted of the following:

                                                  DECEMBER 31,
                                               -------------------    SEPTEMBER 30,
                                                 1996       1997          1998
                                               --------    -------    -------------
                                                                       (UNAUDITED)
Deferred customer support....................  $     --         --        90,467
Deferred reseller revenues...................    63,823     21,289        32,786
Deferred license agreement...................    25,000     25,200        22,497
Deferred product revenues....................        --    115,308            --
Deferred subscription revenues...............    42,770    218,277       436,102
Allowance for returns........................        --      7,000        15,900
                                               --------    -------       -------
                                               $131,593    387,074       597,752
                                               ========    =======       =======

                             WEBTRENDS CORPORATION

                (INFORMATION RELATING TO THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

(5) NOTES PAYABLE TO SHAREHOLDERS

     Notes payable to related parties consisted of the following:

                                                   DECEMBER 31,
                                                ------------------    SEPTEMBER 30,
                                                 1996       1997          1998
                                                -------    -------    -------------
                                                                       (UNAUDITED)
Notes payable to officer/shareholders,
  unsecured, due on demand with interest at
  3%..........................................  $70,000         --            --
Notes payable to officer/shareholders,
  unsecured, due on demand with interest at
  5%..........................................       --    250,000       200,000
                                                -------    -------       -------
                                                 70,000    250,000       200,000
Accrued interest on notes.....................    4,206      9,709         1,068
                                                -------    -------       -------
                                                $74,206    259,709       201,068
                                                =======    =======       =======

(6) LINE OF CREDIT

     As of September 30, 1998, the Company had approximately $1.1 million in cash and cash equivalents and a $750,000 bank line of credit with a major financial institution. The line of credit expires on April 30, 1999. Borrowings under the line generally are limited to 80% of the Company's eligible accounts receivable. Interest on the unpaid balance accrues at a rate of prime plus 0.25%. Borrowings under the line of credit are collateralized by the Company's accounts receivable, inventory and general intangible assets, including its intellectual property rights. The line of credit agreement contains financial covenants, including tangible net worth and the ratio of current assets to liabilities. See note 10.

(7) EMPLOYEE BENEFIT PLAN

     The Company established an employee benefit plan, effective January 1, 1997, that features a 401(k) salary reduction provision, covering all employees who meet certain eligibility requirements. Eligible employees can elect to defer up to 15% of compensation or the statutorily prescribed annual limit. The Company, at its discretion, may make contributions to the plan. To date, the Company has made no contributions to the plan and has incurred administrative costs of $1,775 and $2,562 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

(8) SHAREHOLDERS' EQUITY

PREFERRED STOCK

     The Company is authorized to issue 15,000,000 shares of preferred stock, no par value. The Board of Directors of the Company has the authority to divide the preferred stock into as many series as it shall from time to time determine. Each series of preferred stock shall have the powers, preferences, and rights, as determined by the Board of Directors at its discretion.

                             WEBTRENDS CORPORATION

                (INFORMATION RELATING TO THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

COMMON STOCK

     Effective December 31, 1996, the shareholders exchanged 600 shares, no par value, of the S Corporation for 3,000,000 shares, no par value, of the C Corporation as part of its restructuring into a C Corporation which became effective January 1, 1997. At the same time, the Company authorized 30,000,000 shares of Class A voting common stock, no par value, to be made available for issuance. Effective March 17, 1997, the Company authorized a stock for stock exchange of the then outstanding 3,000,000 shares for 15,600,000 shares. This stock for stock exchange has been retroactively reflected for all periods presented. Also on March 17, 1997, the Company authorized the sale of 821,055 shares to one of its Board members.

     In May 1998, the Company approved a 3-for-1 stock split. Accordingly, share and per share amounts for common stock have been retroactively restated to reflect the stock split for all periods presented. See note 10 for additional discussion.

STOCK OPTIONS

     Effective March 28, 1997, the Company established the 1997 Key Employees' Incentive Stock Option Plan and subsequently authorized 3,000,000 shares of Class B non-voting common stock, no par value, to be reserved for grants under the plan. Effective December 5, 1997, the Board approved the 1997 Stock Incentive Compensation Plan (the "Plan") which replaced the Key Employee Incentive Stock Option Plan. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the plan administrator. On October 30, 1998, the Company increased the number of shares authorized under the plan to 4,000,000.

     The option price for incentive stock options are set at not less than the market value of the Company's common stock (market value plus 10% for shareholders who possess more than 10% of the combined voting power of all classes of shares of the Company) at the date of the grant. Employee options generally vest 25% after the first year of employment and in equal amounts after each completed year thereafter over a total period of four years. Options are contingent on continued employment with the Company and expire ten years (five years for 10% shareholders as defined above) from the date of grant.

     The per share weighted average fair market value, as determined by applying the minimum value method to stock options granted, was $0.07. The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recorded for its stock option plan in the 1997 financial statements.

                             WEBTRENDS CORPORATION

                (INFORMATION RELATING TO THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

     A summary of stock options follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                            NUMBER      EXERCISE
                                                           OF SHARES     PRICE
                                                           ---------    --------
Options outstanding at December 31, 1996.................         --    $    --
Granted..................................................  1,333,416     0.3033
Canceled.................................................         --         --
Forfeited................................................    (60,000)    0.3033
                                                           ---------    -------
Options outstanding at December 31, 1997.................  1,273,416     0.3033
Granted (unaudited)......................................  1,297,134     0.6259
Canceled (unaudited).....................................    (60,000)    0.3033
Forfeited (unaudited)....................................   (111,876)    0.3304
                                                           ---------    -------
Options outstanding at September 30, 1998 (unaudited)....  2,398,674    $0.4688
                                                           =========    =======

     At December 31, 1997, the exercise price and weighted average remaining contractual life of the outstanding options was $0.3033 and 9.77 years, respectively. At December 31, 1997, no options were exercisable.

SFAS NO. 123 DISCLOSURE

     The Company applies APB No. 25 and related interpretations in accounting for its plans. However, pro forma information regarding net income is required by Statement of Financial Accounting Standards No. 123 (SFAS No. 123), which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method prescribed by that statement. In accordance with SFAS No. 123, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS No. 123 in 1997 are presented below.

     The fair values of each option granted during the year ended December 31, 1997 are estimated on the date of grant using the minimum value method with the following assumptions:

Average dividend yield....................................   --%
Expected live in years....................................    4
Risk free interest rate...................................  7.0%

     Had the Company used the fair methodology for determining compensation expense, the Company's net income would approximate the pro forma amounts below:

Net income:
  As reported........................................  $287,373
  Pro forma..........................................  $242,373

     The effect of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

                             WEBTRENDS CORPORATION

                (INFORMATION RELATING TO THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

(9) COMMITMENTS AND CONTINGENCIES

     In July 1996, the Company entered into a six-year lease for its current office facilities with the lease term commencing September 1996. The lease provided for a base rent of $4,901 per month. The lease was subsequently amended to include an early expiration of September 30, 1997. Rental expense under this agreement was $44,109 for the twelve months ended December 31, 1997. The Company negotiated a new lease with the same landlord effective October 1, 1997 with a term of six years.

     The new lease provides for a base rent of $12,917 per month for the first year, with annual adjustments thereafter. Monthly payments are subject to additional annual adjustments based on increases in property taxes and common area operating expenses.

     The lease was amended in September 1998 to terminate on January 31, 1999. As consideration for the early termination, the Company paid the landlord $20,548. See note 10 for additional discussion.

(10) SUBSEQUENT EVENTS

     In November 1998, the Company negotiated a new five-year lease for office facilities in new premises with the option to extend for an additional five years. The lease term begins on January 15, 1999. The new lease provides for a base rent of $34,208 per month for the first six months. Beginning July 1999, the Company will lease additional space in the same building. At that time, the base rent will increase to $57,467 for all space occupied, with annual adjustments thereafter.

     Future minimum lease payments under this lease are as follows:

             YEAR ENDING DECEMBER 31:
  1999.............................................  $  532,946
  2000.............................................     689,599
  2001.............................................     712,696
  2002.............................................     735,794
  2003.............................................     735,794
  Thereafter.......................................      61,316
                                                     ----------
                                                     $3,468,145
                                                     ==========

     As of November 30, 1998, the Company had a letter of credit for $225,000 outstanding against its line of credit.

     In December of 1998, the Company approved a recapitalization of its common stock to be effected upon the closing of its initial public offering. Under the terms of the recapitalization, the Class A common stock will be redesignated common stock, no par value per share, and will be the only authorized class of common stock. Each share of Class B common stock will automatically be converted into one share of such common stock, and the recorded value of the Class B common stock will be transferred to common stock.

                             WEBTRENDS CORPORATION

                (INFORMATION RELATING TO THE NINE-MONTH PERIODS
                ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

     In December 1998, the Company adopted the 1998 Stock Incentive Compensation Plan (the "1998 Plan"). The 1998 Plan permits both option and stock grants. The Board has reserved a total of 2,930,951 shares of common stock for the 1998 Plan, plus (a) any shares returned to the 1997 Plan upon termination of certain option and stock grants (other than terminations due to exercise or settlement of such awards); and (b) an automatic annual increase, to be added on the first day of the Company's fiscal year beginning in 2001, equal to the lesser of 1,000,000 shares or 5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in the Company's Annual Report for the preceding year.

     The Company adopted the 1999 Employee Stock Purchase Plan (the "ESPP") in December 1998. The Company intends for the ESPP to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. The Company authorized the issuance of a total of 700,000 shares of common stock plus an automatic annual increase as defined in the ESPP.

                            DESCRIPTION OF GRAPHICS

                               INSIDE FRONT COVER

Top Center:

Text:
Enterprise Management Solutions for Internet Systems

Center:

Graphic:
A large WebTrends logo centered on the page with the text "Manage Your WWWorld-TM" centered below the logo. The logo and text are in the middle of a ring of eight circles. Each of the eight circles contains text. Starting with the circle directly above the logo and proceeding clockwise, the texts in the circles state: "Web Site Traffic Analysis," "Proxy Server Traffic Analysis," "Site Content & QA Management," "E-Commerce and ROI Reports," "Alerting, Monitoring & Recovery," "Streaming Media Server Management," Firewall and VPNs Management," and "Server & Network Security Analysis."

Bottom:

Text:
Awards for the WebTrends product family:

Graphic:
Nine graphics appear below the text representing awards that have been given to WebTrends' products. The awards depicted from left to right are: (1) PC Magazine Editors' Choice, (2) ICE Best of Class, (3) PC Computing MVP Finalist,
(4) Network Computing Editors' Choice, (5) iw Labs Best of Test, (6) The Best of LANTIMES, (7) Network Computing Best Value, (8) CODIE Awards Finalist, and
(9) ZDNET Editors' Pick.

                              GATEFOLD (LEFT SIDE)

Top Right:


Graphic:
The WebTrends logo.

Top Left:

Text:
WebTrends Enterprise Suite

Graphics:
There are three graphics under the text. From left to right they are: (1) product packaging for the WebTrends Enterprise Suite, (2) screen shot of the site manager feature, and (3) screen shot of a traffic analysis report.

Middle:

Test:
WebTrends Professional Suite

Graphics:
There are three graphics under the text. From left to right they are: (1) product packaging for the WebTrends Professional Suite, (2) screen shot of an alerting, monitoring, and recovery report, and (3) screen shot of the main console.

Bottom:

Text:
WebTrends for Firewalls and UPNs

Graphics:
There are four graphics under the text. From left to right they are (1) product packaging for WebTrends for Firewalls and VPNs, (2) screen shot of the general options feature, (3) screen shot of the scheduler feature, and (4) screen shot of a firewall report.


                              GATEFOLD (RIGHT SIDE)
Top:

Text:
WebTrends Suite for Lotus Domino

Graphics:
There are four graphics under the text. From left to right they are: (1) product packaging for the WebTrends Suite for Lotus Domino, (2) screen shot of a traffic analysis report, (3) screen shot of the site manager feature, and (4) screen shot of the user interface for the link analysis feature.

Middle:

Text:
WebTrends Security Analyzer

Graphics:
There are three graphics under the text. From left to right they are: (1) product packaging for the WebTrends Security Analyzer, (2) screen shot of the main viewer, and (3) screen shot of a security analysis report.

Bottom:

Text:
WebTrends Log Analyzer

Graphics:
There are four graphics under the text. From left to right they are: (1) product packaging for the WebTrends Log Analyzer, (2) screen shot of the scheduler feature, (3) screen shot of the options feature, and (4) screen shot of a traffic analysis report.

Bottom Right:

Text:
Manage Your WWWorld-TM

                                INSIDE BACK COVER
Top Left:

Text:
www.webtrends.com

Top:

Graphics:
There are two screen shots inside a box. The first screen shot is the Professional Suite product page from the WebTrends Web site. The second screen shot is the "contact us" page from the Web Trends Web site.

Center:

Graphics:
There are two screen shots inside a box. The first screen shot is the products page from the WebTrends Web site. The second screen shot is the ordering page from the WebTrends Web site.

Bottom:

Graphics:
There are two screen shots inside a box. The first screen shot is the knowledge base page from the WebTrends Web site. The second screen shot is the technical support page from the WebTrends Web site.

--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SUCH. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AND CORRECT
ONLY AS OF              , 1999, REGARDLESS OF THE TIME OF DELIVERY OF THIS
PROSPECTUS OR ANY SALE OF SECURITIES.

     UNTIL              , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------

                                    SHARES OF COMMON STOCK

                               $       PER SHARE

                                      LOGO

DAIN RAUSCHER WESSELS                                 SOUNDVIEW TECHNOLOGY GROUP
 a division of Dain Rauscher Incorporated

                                                                          , 1999

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered hereby. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................   $ 8,340
NASD filing fee.............................................     3,500
Nasdaq National Market listing fee..........................     *
Printing and engraving expenses.............................   120,000
Legal fees and expenses.....................................   250,000
Accounting fees and expenses................................   120,000
Directors' and Officers' Liability Insurance................     *
Transfer agent and registrar fees...........................     6,500
Miscellaneous expenses......................................     *
                                                               -------
          Total.............................................     *
                                                               =======

-------------------------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As an Oregon corporation, the Registrant is subject to the laws of the State of Oregon governing private corporations and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the Oregon Revised Statutes ("ORS"), the Registrant's Second Restated Articles of Incorporation (the "Articles") eliminates the liability of the Registrant's directors to the Registrant or its shareholders except for any liability related to (i) breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution under ORS 60.367; or (iv) any transaction from which the director derived an improper personal benefit.

     ORS Section 60.391 allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under ORS Sections 60.387 to 60.414, corporations may not indemnify a director or officer against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. ORS Section 60.394 mandates indemnification for all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, pursuant to the ORS Section 60.401, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in ORS Section 60.391.

     ORS Section 60.414 also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

     The Articles provide that the Registrant is required to indemnify to the fullest extent not prohibited by law any current or former director who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person serves or served as a director of the Registrant. The Articles also provide that the Registrant is permitted to indemnify to the fullest extent not prohibited by law any current or former officer who is made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person is or was an officer of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Registrant since December 31, 1996 involving sales of the Registrant's securities that were not registered under the Securities Act:

     1. On March 17, 1997, the Registrant issued an aggregate of 821,055 shares of Class A Common Stock to Michael Burmeister-Brown, a director of the Registrant, at a price per share of $0.30. In issuing these securities, the Company relied on an exemption from registration under Section 4(2) of the Securities Act.

     2. Since December 1997, the Registrant has granted incentive stock options and non-qualified stock options to purchase an aggregate of 3,069,049 shares of Common Stock under individual stock option agreements and its 1997 Stock Incentive Compensation Plan to eligible officers, directors, employees and consultants of the Registrant. During the period referred to above, the Registrant has not issued any shares of Common Stock pursuant to the exercise of options. The options were granted in consideration of these individuals' services to the Registrant, and in issuing these securities the Registrant relied on an exemption from registration pursuant to Rule 701 under Section 3(b) or Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS

     (a) EXHIBITS

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    1.1*      Form of Underwriting Agreement
     3.1      Registrant's Second Restated Articles of Incorporation
     3.2      Registrant's Second Restated Bylaws
     4.1      See Articles 4 and 9 of Exhibit 3.1 and Sections 2 and 6 of
              Exhibit 3.2
    4.2*      Form of Common Stock Certificate
    5.1*      Opinion of Perkins Coie LLP as to legality of the securities being registered, including consent
   10.1*      Registrant's 1998 Stock Option Plan
   10.2*      Registrant's 1999 Employee Stock Purchase Plan
   10.3*      Registrant's 1997 Stock Incentive Compensation Plan
   10.4*      Office Lease dated November 20, 1998, by and between the
              Prudential Insurance Company of America and WebTrends
              Corporation

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   10.5*      Office Lease dated September 15, 1998, by and between City
              Center Retail Trust and WebTrends Corporation
   10.6*      Office Lease dated July 25, 1996, by and between Pioneer
              Square Associates L.L.C. and e.g. Software, Inc., including the amendment thereto dated June 4, 1997
   10.7*      Note dated December 19, 1997, by WebTrends Corporation in
              favor of U.S. Bank National Association
   21.1*      List of subsidiaries
   23.1*      Consent of Perkins Coie LLP (included in Exhibit 5.1)
    23.2      Consent of KPMG Peat Marwick LLP, Independent Accountants
    24.1      Power of Attorney (see page II-4)
    27.1      Financial Data Schedule
    27.2      Financial Data Schedule

-------------------------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing, as specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery of such to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on December 18, 1998.

                                          WEBTRENDS CORPORATION

                                          By:      /s/ ELIJAHU SHAPIRA
                                            ------------------------------------
                                              Elijahu Shapira
                                              Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Elijahu Shapira and W. Glen Boyd, and each of them, attorneys-in-fact for the undersigned, each with the power of substitution, for the undersigned in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substituted or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                CAPACITIES                DATE
                      ---------                                ----------                ----

/s/ ELIJAHU SHAPIRA                                     Chief Executive Officer    December 18, 1998
-----------------------------------------------------         and Director
Elijahu Shapira

/s/ W. GLEN BOYD                                       President, Chief Technical  December 18, 1998
-----------------------------------------------------    Officer, and Director
W. Glen Boyd

/s/ JAMES T. RICHARDSON                                Vice President, Secretary,  December 18, 1998
-----------------------------------------------------   Chief Financial Officer,
James T. Richardson                                               and
                                                        Chief Accounting Officer

/s/ MICHAEL BURMEISTER-BROWN                                    Director           December 18, 1998
-----------------------------------------------------
Michael Burmeister-Brown

/s/ JOHN W. RYAN                                                Director           December 18, 1998
-----------------------------------------------------
John W. Ryan

/s/ SRIVATS SAMPATH                                             Director           December 18, 1998
-----------------------------------------------------
Srivats Sampath

                             WEBTRENDS CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                     ADDITIONS
                                        BALANCE AT   CHARGED TO                BALANCE AT
                                        BEGINNING    COSTS AND                   END OF
                                        OF PERIOD     EXPENSES    DEDUCTIONS     PERIOD
                                        ----------   ----------   ----------   ----------
Year ended December 31, 1996:
  Allowance for doubtful accounts.....   $    --      $12,423      $ 2,423      $10,000
Year ended December 31, 1997:
  Allowance for doubtful accounts.....    10,000      $32,705      $22,705       20,000

                                    EXHIBITS

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
   1.1*      Form of Underwriting Agreement
   3.1       Registrant's Second Restated Articles of Incorporation
   3.2       Registrant's Second Restated Bylaws
   4.1       See Articles 4 and 9 of Exhibit 3.1 and Sections 2 and 6 of
             Exhibit 3.2
   4.2*      Form of Common Stock Certificate
   5.1*      Opinion of Perkins Coie LLP as to legality of the securities being registered, including consent
  10.1*      Registrant's 1998 Stock Option Plan
  10.2*      Registrant's 1999 Employee Stock Purchase Plan
  10.3*      Registrant's 1997 Stock Incentive Compensation Plan
  10.4*      Office Lease dated November 20, 1998, by and between the
             Prudential Insurance Company of America and WebTrends
             Corporation
  10.5*      Office Lease dated September 15, 1998, by and between City
             Center Retail Trust and WebTrends Corporation
  10.6*      Office Lease dated July 25, 1996, by and between Pioneer
             Square Associates L.L.C. and e.g. Software, Inc., including the amendment thereto dated June 4, 1997
  10.7*      Note dated December 19, 1997, by WebTrends Corporation in
             favor of U.S. Bank National Association
  21.1*      List of subsidiaries
  23.1*      Consent of Perkins Coie LLP (included in Exhibit 5.1)
  23.2       Consent of KPMG Peat Marwick LLP, Independent Accountants
  24.1       Power of Attorney (see page II-4)
  27.1       Financial Data Schedule
  27.2       Financial Data Schedule

-------------------------
* To be filed by amendment.